UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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WASHINGTON TRUST BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WASHINGTON TRUST BANCORP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS To Be Held April 27, 2010

To the Shareholders of
Washington Trust Bancorp, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of WASHINGTON TRUST BANCORP, INC., a Rhode Island corporation (the “Corporation”), will be held at the Granite Theater, 1 Granite Street, Westerly, Rhode Island on Tuesday, the 27th of April, 2010 at 11:00 a.m. (local time) for the purpose of considering and acting upon the following:

1.	The election of five directors, nominated by the Board of Directors, for three year terms, each to serve until their successors are duly elected and qualified;

2.	The ratification of the selection of KPMG LLP as the Corporation’s independent registered public accounting firm for the year ending December 31, 2010; and

3.	Such other business as may properly come before the meeting, or any adjournment thereof.

Only shareholders of record at the close of business on February 26, 2010 will be entitled to notice of and to vote at the Annual Meeting.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE ANNUAL MEETING.  IF YOU HOLD YOUR SHARES WITH A BROKER, YOUR BROKER WILL NO LONGER VOTE YOUR SHARES ON THE ELECTION OF DIRECTORS WITHOUT YOUR INSTRUCTION.  PLEASE SIGN, DATE, AND FILL IN THE ENCLOSED PROXY OR VOTING INSTRUCTION FORM AND RETURN IT BY MAIL IN THE ENCLOSED ADDRESSED ENVELOPE OR VOTE YOUR SHARES THROUGH THE INTERNET OR BY TELEPHONE AS DESCRIBED IN THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION FORM.  IF YOU WISH TO VOTE YOUR SHARES IN PERSON AT THE ANNUAL MEETING, YOUR PROXY MAY BE REVOKED.

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting To Be Held on April 27, 2010: The Corporation’s 2010 Proxy Statement, Form 10-K and Annual Report for 2009 are available at www.washtrust.com/proxy.  These documents are also available by calling the Corporation’s toll-free number (800) 475-2265 or by contacting Elizabeth B. Eckel, Senior Vice President by email at investor.relations@washtrust.com.

Free parking is available at the Washington Trust parking garage at 23 Broad Street, Westerly, Rhode Island.  The Granite Theatre is handicapped accessible.  Shareholders may call 401-348-1566 for questions regarding accessibility.

By order of the Board of Directors,

/s/ David V. Devault

David V. Devault, Secretary

This proxy statement is dated March 11, 2010 and was first mailed to the Corporation’s shareholders on or about March 12, 2010.

WASHINGTON TRUST BANCORP, INC.

23 Broad Street, Westerly, RI  02891    Telephone: 401-348-1200

PROXY STATEMENT

The accompanying proxy is solicited by and on behalf of the Board of Directors of Washington Trust Bancorp, Inc. (the “Corporation” or “Washington Trust”) for use at the Annual Meeting of Shareholders to be held at the Granite Theater, 1 Granite Street, Westerly, Rhode Island on Tuesday, the 27th of April, 2010 at 11:00 a.m. (local time) (the “Annual Meeting”), and any adjournment thereof, and may be revoked at any time before it is exercised by submission of another proxy bearing a later date, by voting through the Internet or by telephone, by attending the Annual Meeting and voting in person, or by notifying the Corporation of the revocation in writing to the Secretary of the Corporation, 23 Broad Street, Westerly, Rhode Island 02891.  If not revoked, the proxy will be voted at the Annual Meeting in accordance with the instructions indicated by the shareholder or, if no instructions are indicated, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR Proposal Nos. 1 and 2.

This Proxy Statement is dated March 11, 2010 and was first mailed to our shareholders on or about March 12, 2010.

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting To Be Held on April 27, 2010: Our 2010 Proxy Statement, our Form 10-K and our Annual Report for 2009 are available at www.washtrust.com/proxy.  These documents are also available by calling our toll-free number (800) 475-2265 or by contacting Elizabeth B. Eckel, Senior Vice President, by email at investor.relations@washtrust.com.

As of February 26, 2010, the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting, there were 16,067,509 shares of our common stock, $0.0625 par value, issued and outstanding.  Each share of common stock is entitled to one vote per share on all matters to be voted upon at the Annual Meeting, with all holders of common stock voting as one class.  A majority of the outstanding shares of common stock entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.  Abstentions and broker non-votes will be counted for purposes of determining if a quorum is present.

You may either vote “for” all the nominees to the Board of Directors or you may “withhold” your vote for any nominee you specify.  For any other matter to be voted on, you may vote “for” or “against” or abstain from voting.

Directors will be elected by a plurality of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on the election of directors.  Plurality means that the individuals who receive the largest number of “for” votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting.  Accordingly, the five nominees receiving the most “for” votes will be elected as directors.  Abstentions and broker non-votes will not affect the outcome of the election of directors.

The ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 will require “for” votes from a majority of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on this proposal.  Abstentions are not counted as votes cast and they will have no effect on the vote.  Similarly, broker non-votes will have no effect on the vote.

We know of no matters to be brought before the Annual Meeting other than those referred to in this Proxy Statement.  If any other business should properly come before the Annual Meeting, the persons named in the proxy will vote in accordance with their best judgment.

ELECTION OF DIRECTORS (PROPOSAL NO. 1)
Our Board of Directors is divided into three classes, with each class serving staggered terms of three years, so that only one class is elected in any one year.  Notwithstanding such three-year terms, pursuant to our by-laws, any director who reaches his or her 70th birthday agrees to resign from the Board of Directors as of the next Annual Meeting of Shareholders following such director’s 70th birthday.  There are presently 13 directors. Neil H. Thorp has reached the age of 70 and, pursuant to our by-laws, will resign from the Board of Directors effective as of the Annual Meeting.

This year, based on the recommendation of our Nominating and Corporate Governance Committee (the “Nominating Committee”), a total of five nominees for election to the Board of Directors have been nominated to be elected at the Annual Meeting to serve until the 2013 Annual Meeting of Shareholders and until their respective successors are elected and qualified.

Based on the recommendation of our Nominating Committee, the Board of Directors has nominated Barry G. Hittner, Esq., Katherine W. Hoxsie, CPA, Edward M. Mazze, Ph.D., Kathleen E. McKeough, and John C. Warren for election at the Annual Meeting.  Each of the nominees for director is presently a director of the Corporation.  Each of the nominees has consented to being named a nominee in this Proxy Statement and has agreed to serve as a director if elected at the Annual Meeting.  In the event that any nominee is unable to serve, the persons named in the proxy have discretion to vote for other persons if the Board of Directors designates such other persons.  The Board of Directors has no reason to believe that any of the nominees will be unavailable for election.

The Board of Directors unanimously recommends that shareholders vote “FOR” this proposal.

________________

The following paragraphs provide information as of the date of this proxy statement about each member of the Board of Directors.  The information presented includes information provided by each director about positions held, principal occupation and business experience for the past five years or more.  The biographical description below for each nominee includes the specific experience, qualifications, attributes and skills that led to the conclusion by the Board of Directors that such person should serve as a director of the Corporation.  The biographical description below for each director who is not standing for election includes the specific experience, qualifications, attributes and skills that the Board of Directors would expect to consider if it were making a conclusion currently as to whether such person should serve as a director.  The Board of Directors did not currently evaluate whether these directors should serve as directors, as the terms for which they have been previously elected continue beyond the annual meeting.  In addition to the information presented below regarding each person’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director, we also believe all of our directors have a reputation for integrity, honesty and adherence to high ethical standards.  They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Corporation and its shareholders.

Gary P. Bennett, Director since 1994
Mr. Bennett, age 68, has been a consultant since 1999 and served as the Chairman and Chief Executive Officer of Analysis & Technology, Inc., a former NASDAQ listed company providing interactive multimedia training, information systems, and engineering services, until it was acquired in 1999.  Under Mr. Bennett’s leadership, the company acquired seven technology firms and grew to $170 million in annual revenues, with 1,700 employees.  We believe Mr. Bennett’s qualifications to serve on the Board of Directors include his demonstrated experience in executive leadership, strategic planning, and governance of a public company.

Steven J. Crandall, Director since 1983
Mr. Crandall, age 57, has been Vice President of Ashaway Line & Twine Manufacturing Co., a manufacturer of sporting goods products and medical threads for over 29 years.  Mr. Crandall’s experience and responsibilities include domestic and international sales and marketing, corporate finance and financial analysis, and human resources management.  We believe Mr. Crandall’s qualifications to serve on the Board of Directors include his extensive experience in sales and the management of a successful commercial and industrial business.

Barry G. Hittner, Esq., Director since 2003
Mr. Hittner, age 63, is an attorney, and is Of Counsel with the firm of Cameron & Mittleman (since 2003).  He previously was Of Counsel with the firm of Edwards & Angell, LLP.  His legal experience over many years includes legal representation of banks and insurance entities.  He also served as the Director of the Rhode Island Department of Business Regulation and as State Banking Commissioner from 1995 to 1999.  We believe Mr. Hittner’s qualifications to serve on the Board of Directors include his extensive legal experience, with particular emphasis in the financial services industry, as well as his background in the area of regulatory oversight.

Katherine W. Hoxsie, CPA, Director since 1991
Ms. Hoxsie, age 61, has been retired since 2008.  She served as the Vice President of Hoxsie Buick-Pontiac-GMC Truck, Inc. automotive dealership, responsible for the company’s management and operations from 1991 until 2008.  Prior to 1991, Ms. Hoxsie was employed by the public accounting firm of Price Waterhouse with experience in audits of public and non-public companies, including financial services companies.  We believe Ms. Hoxsie’s qualifications to serve on the Board of Directors include her expertise in the areas of audit, finance, accounting and taxation, as well as her knowledge of regulatory and financial reporting requirements.

Joseph J. MarcAurele, Director since 2009
Mr. MarcAurele, age 58, joined Washington Trust in 2009 as President and Chief Operating Officer of The Washington Trust Company.  It is anticipated that Mr. MarcAurele will be appointed President and Chief Executive Officer of Washington Trust Bancorp, Inc. and The Washington Trust Company upon Mr. Warren’s retirement.  He served as President of Citizens Bank from 2007 to 2009 and previously held positions of President and Chief Executive Officer of Citizens Bank entities in Rhode Island and Connecticut from 2001 to 2007.  He previously held a series of positions of executive leadership at Citizens Bank from 1993 to 2001 in the areas of commercial lending, wealth management and private banking.  Earlier, Mr. MarcAurele held positions at Fleet National Bank with concentration in commercial lending and credit analysis and also held the position of Senior Vice President, Director of Human Resources.  We believe Mr. MarcAurele’s qualifications to serve on the Board of Directors include his extensive experience in many areas of banking and financial services, experience in positions of executive leadership, and knowledge of the business community in our market area.

Edward M. Mazze, Ph.D., Director since 2000
Dr. Mazze, age 69, is currently Distinguished University Professor of Business Administration, University of Rhode Island (since 2006) and served as Dean, College of Business Administration and The Alfred J. Verrecchia-Hasbro Inc. Leadership Chair in Business, at the University of Rhode Island from 1998 to 2006.  He currently serves as a member of the boards of directors of two other public companies, Technitrol, Inc. and the Barrett Growth Fund, a series of The Barrett Funds.  We believe Dr. Mazze’s qualifications to serve on the Board of Directors include his extensive experience in the fields of finance, marketing, management and corporate governance as well as his knowledge and experience with the governance of public companies.

Kathleen E. McKeough, Director since 2003
Ms. McKeough, age 59, is retired and served as the Senior Vice President, Human Resources, of GTECH Holdings Corporation, a lottery industry and financial transaction processing company, from 2000 to 2004. From 1991 to 1999, she served with the U.S. division of Allied Domecq, PLC, a manufacturer and franchiser for 6,500 franchised stores, in positions which included Treasurer, Chief Financial Officer and Senior Vice President, Human Resources.  Previously, she held positions in commercial lending and credit administration with Bank of Boston.  We believe Ms. McKeough’s qualifications to serve on the Board of Directors include her extensive experience in human resources matters as well as her experience in finance and banking.

Victor J. Orsinger II, Esq., Director since 1983
Mr. Orsinger, age 63, is an attorney and a partner in the law firm of Orsinger & Nardone Law Offices, since 1983.  Mr. Orsinger has over 37 years of legal experience in the areas of real estate, estate planning and probate matters, commercial loan transactions, and corporate and partnership law.  We believe Mr. Orsinger’s qualifications to serve on the Board of Directors include his broad legal experience, including in the areas of commercial and residential real estate lending and wealth management, and knowledge of corporate governance matters.

H. Douglas Randall, III, Director since 2000
Mr. Randall, age 62, is the Chief Executive Officer of Randall Realtors GMAC Real Estate and since 2009, Chief Executive Officer of Kinlin Grover Real Estate.  These firms operate 20 realty offices in Rhode Island, Massachusetts and Connecticut.  Mr. Randall has over 38 years of experience in realty and property use matters, holding Graduate Realtors Institute and Certified Residential Broker designations.  We believe Mr. Randall’s qualifications to serve on the Board of Directors include his extensive experience in and knowledge of real estate matters.

Patrick J. Shanahan, Jr., Director since 2002
Mr. Shanahan, age 65, is retired and was the Chairman and Chief Executive Officer, First Financial Corp., a publicly traded Rhode Island commercial bank, from 1981 to 2002.  We believe Mr. Shanahan’s qualifications to serve on the Board of Directors include his extensive experience in the leadership and governance of a commercial bank, his background in commercial lending, and his knowledge of reporting and bank regulatory and reporting matters.

Neil H. Thorp, Director since 1983
Mr. Thorp, age 70, is the Chairman of Thorp & Trainer, Inc. insurance agency and related businesses.  Mr. Thorp has over 45 years of experience in the fields of personal and commercial insurance, real estate management and investments and holds a Series 7/General Securities license.  We believe Mr. Thorp’s qualifications to serve on the Board of Directors include his knowledge and expertise in financial matters as well his successful experience in management of financial services businesses.

John F. Treanor, Director since 2001
Mr. Treanor, age 62, served as the President and Chief Operating Officer of the Corporation and The Washington Trust Company, from 1999 until his retirement in 2009.  Mr. Treanor has over 40 years of experience in the financial services industry.  Prior to joining Washington Trust, he held Chief Financial Officer positions with commercial banks for ten years and previously served as Director of Corporate Planning and Mergers and Acquisitions for a major Boston bank for more than five years.  We believe Mr. Treanor’s qualifications to serve on the Board of Directors include his strong background in banking and extensive knowledge of regulatory and governance matters.

John C. Warren, Director since 1996
Mr. Warren, age 64, has served as Chairman and Chief Executive Officer of the Corporation and The Washington Trust Company, since 1999, and expects to retire as of the Annual Meeting.  He joined Washington Trust as President in 1996.  Mr. Warren has over 38 years of banking and capital markets experience.  Prior to joining Washington Trust, he served as Chief Executive Officer of Sterling Bancshares Corporation for six years.  Earlier, he held numerous positions in the fields of investments, asset/liability management and capital markets with a Shawmut National Corp.  We believe Mr. Warren’s qualifications to serve on the Board of Directors include his long experience in banking and finance as well as his successful experience in growth of the Corporation within existing markets and through acquisitions.

None of our director nominees or incumbents, with the exception of Edward M. Mazze, Ph.D., currently serves or has served during the past five years as a director of any other company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or registered as an investment company under the Investment Company Act of 1940, as amended.

The following table presents all Washington Trust stock-based holdings, as of February 26, 2010, of the directors and certain executive officers of the Corporation and the Corporation’s subsidiary, The Washington Trust Company (the “Bank”).  The table also presents the stock-based holdings of David W. Wallace and the Jean and David W. Wallace Foundation, who we believe to be beneficial owners of more than 5% of our outstanding common stock as of February 10, 2010.  The stock ownership information for Mr. Wallace and the Jean and David W. Wallace Foundation is based on certain filings made under Section 13 of the Exchange Act.  All such information was provided by the shareholders listed below.

	Term Expiring In	Common Stock (a)	Exercisable Options (b)	Vested Restricted Stock Units (c)	Total	Percentage Of Class
Nominees and Directors:
Steven J. Crandall	2012	4,673	10,000	0	14,673	0.09%
Joseph J. MarcAurele	2012	0	0	0	0	0.00%
Victor J. Orsinger II, Esq.	2012	15,177	7,000	0	22,177	0.13%
Patrick J. Shanahan, Jr.	2012	39,830	6,000	0	45,830	0.28%
Neil H. Thorp (e)	2012	41,909	10,000	600	52,509	0.32%
Gary P. Bennett	2011	8,780	8,000	0	16,780	0.10%
H. Douglas Randall, III	2011	13,218	10,000	0	23,218	0.14%
John F. Treanor	2011	16,772	26,633	0	43,405	0.26%
Barry G. Hittner, Esq.	2013 (d)	6,000	2,000	0	8,000	0.05%
Katherine W. Hoxsie, CPA	2013 (d)	134,637	8,000	0	142,637	0.87%
Edward M. Mazze, Ph.D.	2013 (d)	2,200	5,500	0	7,700	0.05%
Kathleen E. McKeough	2013 (d)	4,020	2,000	0	6,020	0.04%
John C. Warren	2013 (d)	52,313	83,085	0	135,398	0.82%
Certain Executive Officers:
Galan G. Daukas		0	32,315	0	32,315	0.20%
David V. Devault		32,840	38,585	0	71,425	0.43%
Brenda H. Senak		0	0	0	0	0.00%
All directors and executive officers as a group (24 persons)		408,683	395,118	600	804,401	4.89%
Beneficial Owners:
David W. Wallace (f) 680 Steamboat Road, Greenwich, CT 06830		1,997,972	0	0	1,997,972	12.14%
Jean and David W. Wallace Foundation (g) 680 Steamboat Road, Greenwich, CT 06830		913,000	0	0	913,000	5.55%

(a)	Includes 610 common stock equivalents held by Mr. Treanor in our Nonqualified Deferred Compensation Plan.

(b)	Stock options that are or will become exercisable within 60 days of February 26, 2010.

(c)	Restricted stock units that are or will become exercisable within 60 days of February 26, 2010.

(d)	If elected.

(e)	Neil H. Thorp, has reached the age of 70. Pursuant to our by-laws, Mr. Thorp will resign from the Board of Directors effective as of the Annual Meeting.

(f)
Based on information set forth in an Amendment No. 11 to a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2010.  Includes 134,000 shares owned by Mr. Wallace’s spouse and 913,000 shares held by the Jean and David W. Wallace Foundation, of which Mr. Wallace serves as Trustee.

(g)
Based on information set forth in an Amendment No. 11 to a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2010.  These shares are also included in the shares owned by David W. Wallace as discussed in more detail in footnote (f) above.

_________________

CORPORATE GOVERNANCE
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines, which are available on our website at www.washtrust.com under Investor Relations – Governance Documents.  The Guidelines describe our corporate governance practices and address issues such as Board composition and responsibilities, Board leadership structure, the Board’s relationship with management and executive succession planning.

Board Leadership Structure
The Board believes that the Corporation’s Chief Executive Officer is best positioned to serve as Chairman because he is the director most familiar with the Corporation’s business and industry, and most capable of effectively identifying and executing strategy priorities.  The Corporation’s independent directors bring experience, oversight and expertise from various areas outside the Corporation, while the Chief Executive Officer brings Corporation-specific experience and expertise.  The Board recognizes its responsibility to hold management accountable for the execution of strategy once it is developed.  The Board believes the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having the duties described below, is in the best interest of shareholders because it fosters clear accountability and effective decision–making while providing the appropriate balance between strategy development and independent oversight of management.

Lead Director
The Corporation’s Corporate Governance Guidelines call for the Chairperson of the Nominating and Corporate Governance Committee of the Board to serve as Lead Director.  The Lead Director has the responsibility of presiding at all executive sessions of the non-employee, independent directors, consulting with the Chairman and Chief Executive Officer on Board and committee meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chairman and Chief Executive and advising him on the efficiency of the Board meetings and the facilitation of communication between the non-management directors and management.

Executive Sessions
The Board believes that executive sessions consisting solely of independent directors are part of good governance practices.  As stated in the Corporate Governance Guidelines, the Board conducts executive sessions as deemed necessary from time to time and at least two times per year or as otherwise required by NASDAQ.

Director Independence
A member of the Corporation’s Board is considered “independent” if our Board of Directors affirmatively determines that the director meets the meaning of the definition of independent in the Marketplace Rules of the Financial Industry Regulatory Authority applicable to NASDAQ-listed companies (the “NASDAQ Rules”) and the rules of the Securities and Exchange Commission (the “SEC”).  The Corporation’s Board has determined that each of Gary P. Bennett, Steven J. Crandall, Barry G. Hittner, Katherine W. Hoxsie, Edward M. Mazze, Kathleen E. McKeough, Victor J. Orsinger II, H. Douglas Randall, III, Patrick J. Shanahan, Jr. and Neil H. Thorp is considered independent.  Therefore, a majority of the Corporation’s Board is comprised of independent directors.

Any interested party who wishes to make their concerns known to the independent directors may avail themselves of the same procedures utilized for shareholder communications with the Corporation’s Board, which procedures are described under the heading “Communications With the Board of Directors” on page 43 of this Proxy Statement.

The Board’s Role in Risk Oversight
The Board’s role in the Corporation’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Corporation, including operational, credit, interest rate, liquidity, fiduciary, legal, and regulatory, compensation risk and strategic and reputational risks.  The full Board of the Corporation or the Bank (or the appropriate Committee in the case of risks that are under the purview of a particular Committee) receives these reports from the appropriate “risk owner” within the organization to enable it to understand and determine the adequacy of our risk identification, risk management and risk mitigation strategies.  When a Committee receives a report, the Chairman of the relevant Committee reports on the discussion to the full Board of the Corporation or the Bank at the next Board meeting.  This enables the Board and its Committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.  As part of its charter, the Audit Committee discusses our policies with respect to risk assessment and risk management.

BOARD OF DIRECTORS AND COMMITTEES
Meeting attendance
The Corporation’s Board of Directors held 12 meetings in 2009.  The Board of Directors of the Bank, the members of which included all of the Corporation’s Board members, held 13 meetings in 2009.  The Corporation’s Board and the Bank’s Board each met in executive session four times during 2009.  During 2009, each member of the Corporation’s Board attended at least 75% of the aggregate number of meetings of the Corporation’s Board, the Bank’s Board and the committees of the Corporation’s Board of which such person was a member except Mary E. Kennard, who was a member of the Corporation’s Board until her resignation on December 31, 2009.  While we do not have a formal policy related to Board member attendance at Annual Meetings of Shareholders, directors are encouraged to attend each Annual Meeting to the extent reasonably practicable.  Each of our directors attended the 2009 Annual Meeting of Shareholders, except Barry G. Hittner.

Board Committees
In 2009, the committees of the Corporation’s Board consisted of an Executive Committee, the Nominating Committee, an Audit Committee and a Compensation and Human Resources Committee (the “Compensation Committee”).

Executive Committee
Members of the Executive Committee are currently directors Orsinger (Chairperson), Bennett, Hittner, Hoxsie, Thorp, MarcAurele and Warren.  John F. Treanor served as a member of the Executive Committee until his retirement as an employee of the Corporation and the Bank in October 2009.  The Executive Committee met twice in 2009, and, when the Corporation’s Board is not in session, is entitled to exercise all the powers and duties of the Corporation’s Board.

Nominating Committee
Members of the Nominating Committee are directors Orsinger (Chairperson), Bennett, Hittner, Hoxsie, and Thorp.  No member of the Nominating Committee is an employee of the Corporation and each is considered independent.  The members of the Nominating Committee regularly meet without the presence of employee directors or management.  The Nominating Committee has a written charter that is available on our website at www.washtrust.com under Investor Relations – Governance Documents.

The Nominating Committee met ten times in 2009.  The Nominating Committee’s responsibilities and authorities, which are discussed in detail in its charter, include, among other things:

▪
Identifying individuals qualified to become Board members, consistent with criteria approved by the Corporation’s Board, and recommending that the Corporation’s Board select the director nominees recommended by the Nominating Committee for election at each Annual Meeting of Shareholders.

▪	Establishing policy and procedures to be followed by shareholders in submitting recommendations for director candidates to the Nominating Committee.

▪	Reviewing and assessing succession plans for the Chief Executive Officer and Chief Operating Officer positions.

▪	Developing and recommending to the Corporation’s Board a set of Corporate Governance Guidelines, recommending any changes to such guidelines

▪	Overseeing the evaluation of the Corporation’s Board and management.

Neither the Nominating Committee nor the Board has a policy with regard to the consideration of diversity in identifying director nominees, although both may consider diversity when identifying and evaluating proposed director candidates.  At a minimum, each nominee to become a Board member, whether proposed by a shareholder or any other party, must (1) have the highest personal and professional integrity, demonstrate sound judgment and effectively interact with other members of the Corporation’s Board to serve the long-term interests of the Corporation and our shareholders; (2) have previous experience on other boards; (3) have experience at a strategic or policy-making level in a business, government, not-for-profit or academic organization of high standing; (4) have a record of distinguished accomplishment in his or her field; (5) be well regarded in the community and have a long-term reputation for the highest ethical and moral standards; (6) have sufficient time and availability to devote to the affairs of the Corporation, particularly in light of the number of boards on which the nominee may serve; and (7) to the extent such nominee serves or has previously served on other boards, have a demonstrated history of actively contributing at board meetings.

The Nominating Committee will evaluate all such proposed nominees in the same manner, without regard to the source of the initial recommendation of such proposed nominee.  In seeking candidates to consider for nomination to fill a vacancy on the Corporation’s Board, the Nominating Committee may solicit recommendations from a variety of sources, including current directors, our Chief Executive Officer and other executive officers.  The Nominating Committee may also engage a search firm to identify or evaluate or assist in identifying or evaluating candidates.

The Nominating Committee will consider nominees recommended by shareholders.  Shareholders who wish to submit recommendations for candidates to the Nominating Committee must submit their recommendations in writing to the Secretary of the Corporation at 23 Broad Street, Westerly, RI 02891, who will forward all recommendations to the Nominating Committee.  For a shareholder recommendation to be considered by the Nominating Committee at the 2011 Annual Meeting of Shareholders, it must be submitted to the Corporation by November 12, 2010.  All shareholder recommendations for nominees must include the following information: (1) the name and address of record of the shareholder; (2) a representation that the shareholder is a record holder of our securities, or if the shareholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act; (3) the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed nominee; (4) a description of the qualifications and background of the proposed nominee that addresses the minimum qualifications and other criteria for board membership approved by the Corporation’s Board; (5) a description of all arrangements or understandings between the shareholder and the proposed nominee; (6) the consent of the proposed nominee to (a) be named in the proxy statement relating to our Annual Meeting of Shareholders, and (b) serve as a director if elected at such Annual Meeting; and (7) any other information regarding the proposed nominee that is required to be included in a proxy statement filed pursuant to the rules of the SEC.

Shareholder nominations that are not being submitted to the Nominating Committee for consideration may be made at an Annual Meeting of Shareholders in accordance with the procedures set forth in clause (e) of Article Eighth of our Restated Articles of Incorporation, as amended.  Specifically, advanced written notice of any nominations must be received by the Secretary not less than 14 days nor more than 60 days prior to any meeting of shareholders called for the election of directors (provided that if fewer than 21 days’ notice of the meeting is given to shareholders, notice of the proposed nomination must be received by the Secretary not later than the 10th day following the day on which notice of the meeting was mailed to shareholders).

During 2009, the Corporation paid a fee to the firm of Russell Reynolds Associates to assist the Nominating Committee in the identification and evaluation of candidates for the office of President of the Corporation and the Bank.  As a result of this process, Joseph M. MarcAurele was selected and was also appointed to the Corporation’s Board.

The Nominating Committee recommended that directors Hittner, Hoxsie, Mazze, McKeough, and Warren be nominated for election to serve as directors until the 2013 Annual Meeting of Shareholders.

Audit Committee
Members of the Audit Committee are currently directors Hoxsie (Chairperson), Crandall, Hittner, Mazze, McKeough and Shanahan.  No member of the Audit Committee is an employee of the Corporation and each is considered independent within the meaning of the NASDAQ Rules and Rule 10A–3(b)(1) under the Exchange Act.  The Corporation’s Board has determined that Ms. Hoxsie qualifies as an “audit committee financial expert” under the Exchange Act.  The Audit Committee has a written charter that is available on our website at www.washtrust.com under Investor Relations – Governance Documents.

The Audit Committee met 11 times in 2009.  The Audit Committee’s responsibilities and authorities, which are discussed in detail in its charter, include, among other things:

▪	Review of the adequacy of our system of internal controls, our internal audit program, the performance and findings of our internal audit staff and action to be taken by management.

▪	Selection and engagement of our independent registered public accounting firm, subject to shareholder ratification.

▪	Assessment of the independence of our independent registered public accounting firm, considering the range of audit and non-audit fees and services and the pre-approval thereof.

▪	Approval of the identification of the Corporation’s critical accounting policies and appropriateness of material estimates inherent in the Corporation’s financial statements.

▪	Review of our annual and quarterly financial statements and discussion of such results with management.

▪
Review of the loan review process, including oversight of the Bank’s procedures for determining the adequacy of the allowance for loan losses, administration of its internal credit rating systems and the reporting and monitoring of credit granting standards.

▪	Review and oversight of our Code of Ethics and Whistleblower Policy and the procedures in support of compliance.

▪	Determining the adequacy of the Corporation’s insurance program.

▪	Review of the effectiveness of the Corporation’s risk assessment and risk management program.

▪	Performance of such other oversight functions as the Corporation’s Board may request from time to time.

While the Audit Committee oversees our financial reporting process for the Corporation’s Board consistent with the Audit Committee Charter, management has primary responsibility for this process, including our system of internal controls, and for the preparation of our consolidated financial statements in accordance with U.S. generally accepted accounting principles.  In addition, our independent registered public accounting firm, and not the Audit Committee, is responsible for auditing those financial statements.  The Audit Committee’s report on our audited financial statements for the fiscal year ended December 31, 2009 appears elsewhere in this Proxy Statement.

Compensation Committee
Members of the Compensation Committee are currently directors Bennett (Chairperson), Mazze, McKeough and Orsinger.  Mary E. Kennard also served on the Compensation Committee until her resignation from the Corporation’s Board as of December 31, 2009.  No member of the Compensation Committee is an employee of the Corporation and each is considered independent.  The Compensation Committee met ten times in 2009.

The Compensation Committee has a written charter that is available on our website at www.washtrust.com under Investor Relations – Governance Documents.  Generally, the Compensation Committee is responsible for all compensation decisions, and reports all actions to the members of the Corporation’s Board.  The Compensation Committee’s responsibilities and authorities, which are discussed in detail in its charter, include, among other things:

▪	Establishing and reviewing our compensation philosophy and policies.

▪	Reviewing and analyzing the compensation structure and vehicles provided to all employees and directors.

▪	Determining the base salaries of the named executive officers and other senior executives, as well as establishing guidelines for determining base salaries of other employees.

▪	Establishing and reviewing cash incentive programs for all employees, and approving incentive payments to the named executive officers and other senior executives.

▪	Establishing fee and retainer schedules for our directors.

▪	Approval of equity compensation awards and the terms of such awards to employees and directors.

▪	Administering our equity compensation plans.

▪	Administering our retirement and benefit plans, programs, and policies.

A schedule of meetings and preliminary agenda are established each December for the coming fiscal year.  The agenda for Compensation Committee meetings is determined by its Chairperson with the assistance of the head of our Human Resources department.  Compensation Committee meetings are regularly attended by the Chief

Executive Officer and other members of the senior management team although they are not voting members.  As appropriate, the Compensation Committee meets in executive session without the presence of employee directors and management.  The Compensation Committee met in executive session six times during 2009.

The Compensation Committee has authority under its charter to select, retain, terminate, and approve the fees of advisors, counsel or other experts or consultants, as it deems appropriate.  The Compensation Committee has engaged Pearl Meyer & Partners, an independent compensation consulting firm, to assist in fulfillment of its duties.  The selection of Pearl Meyer & Partners was made by the Compensation Committee after review of, among other things, the Committee’s needs; the qualifications of the firm’s personnel; the firm’s resources; past experience with the firm; and a good faith estimate of fees, and was not made pursuant to the recommendation of management.  The compensation consultant advises the Compensation Committee with respect to compensation and benefit trends, best practices, market analysis, plan design, and establishing targets for individual compensation awards.  The use of an independent compensation consultant provides additional assurance that our executive compensation programs are reasonable and consistent with our philosophy and objectives.  The compensation consultant reports directly to the Compensation Committee and attended several meetings in person or by phone during 2009.  The Compensation Committee meets with the compensation consultant from time to time in executive session without the presence of employee directors and management.  The Committee does not prohibit its advisors from providing services to management, but such engagement must be requested or approved by the Committee.

During 2009, Pearl Meyer & Partners received total remuneration of $64,732 for consulting services on behalf of the Compensation Committee related to compensation analysis and planning.  We did not engage Pearl Meyer & Partners for any services other than those related to executive and director compensation consulting on behalf of the Compensation Committee during 2009.  The Committee has also confirmed that Pearl Meyer & Partners is independent with respect to SEC standards.

The Compensation Committee may delegate authority to fulfill certain administrative duties regarding the compensation and benefit programs to our senior management team.  Although members of management generally attend Compensation Committee meetings, employees are not present during executive session deliberations regarding their own compensation.  The Compensation Committee solicits the input and recommendations of the Chief Executive Officer for compensation awards to other officers.  Such awards are further discussed in executive session, with decisions made by the Compensation Committee without the Chief Executive Officer’s involvement.

The Compensation Committee’s report on executive compensation appears elsewhere in this Proxy Statement.

Please note that the information contained on our website is not incorporated by reference in, or considered to be a part of, this Proxy Statement.

EXECUTIVE OFFICERS
The following is a list of all executive officers of the Corporation and the Bank with their titles, ages, and years of service, followed by certain biographical information as of December 31, 2009.

			Years of
Name	Title	Age	Service
John C. Warren	Chairman and Chief Executive Officer of the Corporation and the Bank	64	14

Joseph J. MarcAurele	President and Chief Operating Officer of the Corporation and the Bank	58	–

Galan G. Daukas	Executive Vice President of Wealth Management of the Corporation and the Bank	46	4

David V. Devault	Executive Vice President, Chief Financial Officer and Secretary of the Corporation and the Bank	55	23

Mark K. W. Gim	Executive Vice President and Treasurer of the Corporation and the Bank	43	16

Stephen M. Bessette	Executive Vice President – Retail Lending of the Bank	62	13

B. Michael Rauh, Jr.	Executive Vice President –Sales, Service and Delivery of the Bank	50	18

James M. Vesey	Executive Vice President and Chief Credit Officer of the Bank	62	11

Dennis L. Algiere	Senior Vice President – Chief Compliance Officer and Director of Community Affairs of the Bank	49	14

Kristen L. DiSanto	Senior Vice President – Human Resources of the Bank	40	15

Elizabeth B. Eckel	Senior Vice President – Marketing of the Bank	49	18

Barbara J. Perino, CPA	Senior Vice President – Operations and Technology of the Bank	48	21

Brenda H. Senak	Senior Vice President – Risk Management of the Bank	57	1

Galan G. Daukas joined the Corporation and the Bank in 2005 as Executive Vice President of Wealth Management.  Prior to joining Washington Trust, he held the position of Chief Operating Officer of The Managers Funds, LLC from 2002 to 2005.

David V. Devault joined the Bank in 1986 as Controller.  He was promoted to Vice President and Chief Financial Officer of the Corporation and the Bank in 1987 and to Senior Vice President and Chief Financial Officer of the Corporation and the Bank in 1990.  In 1997, he was also elected Treasurer of the Corporation and the Bank.  He was named Executive Vice President, Treasurer and Chief Financial Officer of the Corporation and the Bank in 1998.  He was appointed to the position of Secretary of the Bank in 2002 and Secretary of the Corporation in 2005.  In 2008, his title was changed to Executive Vice President, Chief Financial Officer and Secretary of the Corporation and the Bank.

Mark K. W. Gim joined the Bank in 1993 as Financial Planning Officer.  He was promoted to Assistant Vice President – Financial Planning of the Bank in 1995, and to Vice President – Financial Planning of the Bank in 1996.  In 2000, he was promoted to Senior Vice President – Financial Planning and Asset/Liability Management of the Bank.  He was named Executive Vice President and Treasurer of the Corporation and the Bank in 2008.

Stephen M. Bessette joined the Bank in 1997 as Senior Vice President – Retail Lending.  He was named Executive Vice President – Retail Lending in 2005.

B. Michael Rauh, Jr. joined the Bank in 1991 as Vice President - Marketing and was promoted in 1993 to Senior Vice President - Retail Banking.  He was named Senior Vice President – Corporate Sales, Planning & Delivery in

2003.  In 2005, he was appointed Executive Vice President – Corporate Sales, Planning and Delivery.  In 2007, his title was changed to Executive Vice President, Sales, Service & Delivery.

James M. Vesey joined the Bank in 1998 as Senior Vice President – Commercial Lending.  In 2000, he was named Senior Vice President and Chief Credit Officer.  In 2007, he was appointed Executive Vice President and Chief Credit Officer.

Dennis L. Algiere joined the Bank in 1995 as Compliance Officer.  He was named Vice President – Compliance in 1996 and was promoted to Senior Vice President – Compliance and Community Affairs in 2001.  He was named Senior Vice President – Chief Compliance Officer and Director of Community Affairs in 2003.

Kristen L. DiSanto joined the Bank in 1994 and was named Assistant Vice President in 1996 and Vice President in 1998.  She was promoted to Senior Vice President – Human Resources in 2009.

Elizabeth B. Eckel joined the Bank in 1991 as Director of Advertising and Public Relations. In 1995, she was named Vice President – Marketing.  She was promoted to Senior Vice President – Marketing in 2000.

Barbara J. Perino joined the Bank in 1988 as Financial Accounting Officer.  She was named Controller in 1989 and Vice President - Controller in 1992.  In 1998, she was promoted to Senior Vice President – Operations and Technology.

Brenda H. Senak joined the Bank in 2008 as Senior Vice President – Risk Management.  Prior to joining Washington Trust, she held credit risk approval and other risk management executive positions in the Global Wealth and Investment Management Division of Bank of America, including the position of Senior Vice President, Senior Credit Risk Approval Executive from 2006 to 2008.

COMPENSATION RISK ANALYSIS
In December 2009, the Compensation Committee performed a review of all of the Corporation’s short-term and long-term incentive compensation plans to assess and ensure the incentive arrangements do not encourage executives and/or other employees to take excessive risks.  This review was presented by the Compensation Committee Chairman to the Board of Directors at the December meeting.

The Compensation Committee took a three-pronged approach to their review, analyzing governance practices, plan design, and policies and internal controls.  The Compensation Committee identified areas of material risk to the Corporation, including plan design, operational, credit, interest rate, liquidity, compliance, strategic and reputational risks.  Following the completion of a detailed analysis, the Compensation Committee concluded that all incentive plans appropriately balance risk and reward, and align employee interests with shareholders for the following reasons:

▪
We structure our pay to consist of both fixed (salary) and variable compensation (cash incentive and equity compensation). We believe that the variable elements provide an appropriate percentage of overall compensation to motivate executives to focus on our performance, while the fixed element serves to provide an appropriate and fair compensation level that does not encourage executives to take unnecessary or excessive risks in achievement of goals.

▪	Our compensation program balances short and long-term performance and does not place inappropriate focus on achieving short-term results at the risk of long-term, sustained performance.

▪
Most incentive plans (including the plans covering our executive officers) include a threshold, target and maximum payment (typically 150% of the target).  The threshold ensures that if goal achievement is not at a minimum level, no payments will be made.  The maximum ensure that payments do not exceed a certain level, keeping compensation mix within certain ranges and limiting excessive payments under any one element.

▪	All incentive plan designs are reviewed and approved by the Committee annually.

▪	Performance targets for the annual performance plan, which covers most executives, are established annually by the Board of Directors. We have internal controls over the measurement and calculation of these performance metrics, designed to prevent manipulation of results by any employee, including our executives. Additionally, the Board monitors the corporate performance metrics each month.

▪
The Committee has the discretion to modify any plan payment upwards or downwards, allowing the Committee to consider the circumstances surrounding corporate and/or individual performance and adjust payments accordingly.

▪
The incentive programs covering named executive officers include a “clawback” provision requiring the executives to reimburse the Corporation for any plan payment that would not have been earned based on restated financial results.  The “clawback” provision should discourage executives from manipulating performance results that would assure a payment.

▪	There are appropriate internal controls over the processing of payments.

▪
The Corporation’s existing governance and organizational structure already incorporates a substantial risk management component through the appointment of a Senior Risk Officer as well as oversight functions performed by a Risk Management Committee of senior management and various committees of management or the Bank’s Board responsible for oversight of risks associated with credit granting, interest rate and liquidity, investment portfolio management, fiduciary services and technology.  These committees are responsible for forming economic assumptions that are used in planning and budgeting, evaluating all new initiatives and evaluating risk.

▪
The long-term component of compensation consists of restricted stock units, stock option grants and performance share units.  Vesting requirements of typically three or five years encourage executives to take a long-term perspective on overall corporate performance which ultimately influences share price appreciation.  Long-term equity compensation balances the cash incentives in place to motivate short-term performance.

▪
Finally, beginning in 2009, the Compensation Committee has added an additional step of reviewing our top paid employees regardless of position, which will provide added context and oversight to payments made under the incentive plans to individuals beyond the senior management levels.

COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Committee has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy. The Committee, among other things, ensures that the total compensation paid to senior executives balances the multiple goals to be fair, reasonable, competitive, performance-based and aligned with shareholder interests.

Executive Summary
The conditions that challenged our economy and financial markets during 2008 continued into 2009 making it an extremely difficult year for the financial services industry.  A national recession, federal banking crisis, and volatility in the financial markets created an environment that was challenging at best.  In addition, there were a number of unforeseen significant and unusual charges impacting our corporate performance including significant loan loss provisions, other than temporary impairment charges, and a special FDIC assessment of $1.351 million.  During this time, we continued to invest in the future of the business knowing that such decisions would impact our short-term financial results.  While our competitors responded by limiting credit availability to borrowers and numerous staff layoffs, we took a different approach, investing in technology and initiatives that have future benefits, and adding to staff.  Examples include opening a new retail banking branch and a Massachusetts mortgage loan production office; wealth management and core system upgrades; and a number of high-quality, selective hires in key business development roles.  While we continued to leverage opportunities that have long-term benefits, we incurred up-front costs impacting 2009.

At the core of our compensation philosophy is our belief that we want to invest in people.  We felt strongly that we needed to continue to offer programs to motivate and reward our high performers and key employees.  However, we realized that 2009 would be a difficult year, and made some difficult choices to help ‘weather the storm’.  This included reducing bonus targets under the Annual Performance Plan to 80% of their originally intended value; restructuring the Wealth Management Business Building Incentive Plan; and foregoing equity grants to executives, employees and directors.

Although our absolute performance was not as strong as past years, our results on a relative basis were favorable in comparison to peers.  While reviewing analysis of our relative corporate performance as of June 30, 2009, the Committee noted that our core return on equity, core return on assets, total return, price to book, price to earnings ratio, non-performing assets as a percentage of total assets, and annualized loan growth exceeded the average or the 50th percentile (or both) of the SNL index of all banks and thrifts located in the Northeast and Mid-Atlantic region, with assets of $1 billion to $5 billion and the customized peer group used by the compensation consultant for executive and director compensation reviews.  We believe this is the result of our long-held principle of making strategic decisions that are in the Corporation’s long-term best interest, rather than focusing on short-term profits, as well as maintaining diversified product lines.  These principles helped us maintain strong asset quality in a time of unprecedented losses.

Despite strong relative performance, by August 2009, it became apparent that we would not be able to achieve at least 80% of the corporate performance targets under the Annual Performance Plan. Because this plan requires that the Corporation achieve at least 80% of the performance goal (“minimum threshold”) to trigger any plan payment, no payment would be made under either the corporate or individual performance component.  The Committee was concerned that equity grants had already been eliminated, representing a reduction of 10% to 20% of total compensation.  The elimination of cash incentive would not only represent a significant reduction in overall compensation; it would also eliminate the Committee’s ability to motivate and reward key employees.  The Committee understood the challenges facing the Corporation, and felt it was imperative to restore some level of bonus opportunity, particularly given the strong relative performance in an extremely difficult environment.  Ultimately, the Committee made a modest modification to the minimum threshold requiring that our net earnings equaled or exceeded the cash dividends paid to our shareholders for 2009.  This resulted in significantly reduced bonuses that nonetheless allowed us to recognize and reward the strong management of the Corporation through unprecedented times.

Our longstanding compensation principles of supporting the business strategy, paying for performance, providing competitive compensation and aligning with shareholder interests remain unchanged.  Our short-term and long-term compensation programs provide a strong link to the overall success of the Corporation.  Most importantly, we continue to focus on our long-term goals and position ourselves to gain key employees and customers from our competitors.

Compensation Philosophy and Objectives
Our success is highly dependent on hiring, developing and retaining qualified people who are motivated to perform for the benefit of our shareholders, the community, and customers.  The Committee believes that an effective executive compensation program must be designed to reward the achievement of specific annual, long-term and strategic goals, and align executive interests with shareholders, with the ultimate objective of enhancing shareholder value.  The goal of our compensation program is to compensate senior leadership in a manner that encourages superior corporate performance, defined as at or above the top third of our peer group.

Our compensation plan places emphasis on (1) attracting and retaining the best talent in the financial services industry; (2) providing overall compensation for key executives that is competitive with similarly-sized financial institutions; (3) motivating executives to achieve the goals set in our strategic plan; and (4) returning a fair value to shareholders.  To that end, the Committee believes that compensation packages provided to executives, including the named executive officers listed in this Proxy Statement, should include both cash and stock-based compensation that reward performance as measured against established goals.

Compensation Process
Prior to the beginning of the fiscal year, the Committee consulted with Pearl Meyer & Partners, an independent compensation consulting firm, to assess the competitiveness and effectiveness of our executive compensation program.  The compensation consultant provided an analysis of base salary, short-term incentive, long-term incentive and benefit practices of comparable companies in the banking industry.  In performing this analysis, the compensation consultant considered individual compensation elements as well as the total compensation package, and reviewed the correlation of pay to performance for the Corporation versus its peer group.  The compensation consultant’s report was based on a peer group of banking institutions of generally similar asset size and regional location, approved by the Committee.  Banks included in the peer group ranged from $1.25 billion in assets to $6.5 billion in assets and were based in the Northeast and MidAtlantic region.  Banks in New York City were excluded given the unique market.  The peer group used in the report presented for consideration of 2009 compensation decisions consisted of the following financial institutions:

Arrow Financial Corporation	Alliance Financial Corporation	Bancorp Rhode Island, Inc.
Berkshire Hills Bancorp, Inc.	Brookline Bancorp, Inc.	Camden National Corporation
Canandaigua National Corporation	Century Bancorp, Inc.	Community Bank System, Inc.
First Commonwealth Financial Corp.	F.N.B. Corporation	Harleysville National Corporation
Hudson Valley Holding Corporation	Independent Bank Corp.	Lakeland Bancorp, Inc.
NBT Bancorp Inc.	Peapack-Gladstone Financial Corp.	Provident New York Bancorp
S & T Bancorp, Inc.	Sandy Spring Bancorp, Inc.	Tompkins Financial Corporation
TrustCo Bank Corp NY	Univest Corporation of Pennsylvania	WSFS Financial Corporation

Because a peer group analysis is limited to those positions for which compensation information is disclosed publicly, these studies typically include only the five most highly compensated officers at each company.  Therefore, the compensation consultant also relied upon published compensation surveys to supplement information on these positions, as well as to provide the basis for analysis for other company executives.  Surveys used for the 2009 study included Pearl Meyer & Partners Northeast Banking Survey, Watson Wyatt Financial Institutions Benchmark Survey and Mercer Financial Services Survey Suite.  Similar asset and regional scope comparisons were used for the benchmarking analysis.

Our philosophy is to target total compensation at the 50th percentile for meeting performance expectations, while varying total compensation above and below market to align with performance relative to our internal expectations and performance relative to peers/industry.  Our base salaries consider market pay levels and reflect individual roles, performance, experience and leadership ability.  Our total compensation varies from year to year to reflect our performance relative to short and long-term performance and/or economic conditions.

In determining compensation for the Chief Executive Officer and the Chief Operating Officer, the Committee considers the compensation consultant’s analysis, compensation survey data, corporate performance, economic conditions, and the assessment of the executive’s performance by the independent directors of the Corporation’s Board.  For all other senior executives, the Committee considers the compensation consultant’s analysis, compensation survey data, corporate and business unit performance, economic conditions, and the Chief Executive Officer’s assessment of the executive’s performance.  The Committee solicits the input and recommendations of the Chief Executive Officer for compensation awards to other officers.  The Committee is responsible for all compensation decisions and reports all actions to the Corporation’s Board.

Setting Executive Compensation
After the Committee has established targeted overall compensation for each executive, compensation is allocated among base salary, performance-based cash incentive, and equity compensation.  Generally, our compensation package consists of approximately 50% to 70% base salary, 20% to 30% cash incentive, and 10% to 20% equity compensation.  As a result, 30% to 50% of compensation is provided through performance-based forms of compensation.  We believe that this mix will drive individual performance, short-term profitability and long-term stock performance.  Additionally, we provide retirement and other benefits to attract and retain our employees.

Base Salary
In reviewing the Chief Executive Officer’s and Chief Operating Officer’s base salaries and the base salary recommendations made by the Chief Executive Officer for other executives, the Committee primarily considers:

▪	the compensation consultant’s analysis and compensation survey data;

▪	the executive’s compensation relative to other officers;

▪	recent and expected performance of the executive;

▪	our recent and expected overall performance; and

▪	our overall budget for base salary increases.

Base salaries for all executive officers are determined by the Committee.  The 2009 base salary for Mr. Warren, Chairman and Chief Executive Officer, was $500,000.  The Committee increased Mr. Warren’s salary to $515,000 for 2010, which positioned Mr. Warren’s salary in a manner consistent with the general guidelines outlined earlier.

In September 2009, the Corporation hired Mr. MarcAurele to succeed Mr. Warren as Chief Executive Officer.  Mr. MarcAurele’s salary was set at $400,000, and will increase to $450,000 when he is named Chief Executive Officer following Mr. Warren’s retirement in April 2010.

The 2009 base salaries for Messrs. Devault and Daukas and Ms. Senak were $228,000; $320,000; and $160,000, respectively.  The Committee increased the salaries of Messrs. Devault and Daukas and Ms. Senak for 2010 to $235,000; $326,000; and $167,000, respectively.

Cash Incentive
The Committee believes that cash incentives are instrumental in motivating and rewarding executives for achievement of corporate and division goals.  All of our named executive officers participate in our Annual Performance Plan, although Mr. MarcAurele was not eligible for a 2009 plan payment.  In addition, Mr. Daukas participates in our Wealth Management Business Building Incentive Plan, which rewards achievement of growth targets for the wealth management product line.

Cash Incentive Opportunities Under Annual Performance Plan
The Annual Performance Plan provides the opportunity to earn cash awards based on achievements relative to predefined corporate financial goals and individual performance.  The target incentive opportunity is determined as a percentage of regular base salary earnings, and varies by role and level of responsibility.

During 2008, in order to reduce expense to improve our financial performance for our shareholders, plan targets were reduced to 91.45% of their target levels.  While reviewing the 2009 budget in late 2008, management and the Committee realized the challenges facing the Corporation in 2008 would continue into 2009.  Therefore, the Committee reduced 2009 bonus targets further to 80% of the target bonus percentage.  All other plan provisions remained in force.

The target incentive opportunities and allocations to individual and corporate performance are shown in the table below:

	Allocation to Corporate Performance	Allocation to Individual Performance	Original Target Bonus Opportunity	2008 Adjusted Target Bonus Opportunity (91.45%)	2009 Adjusted Target Bonus Opportunity (80%)
Mr. Warren	70%	30%	45% of base earnings	41.15% of base earnings	36% of base earnings
Mr. MarcAurele	70%	30%	45% of base earnings	N/A	N/A
Mr. Treanor	70%	30%	40% of base earnings	36.6% of base earnings	32% of base earnings
Mr. Devault	60%	40%	30% of base earnings	27.4% of base earnings	24% of base earnings
Mr. Daukas	60%	40%	30% of base earnings	27.4% of base earnings	24% of base earnings
Ms. Senak	60%	40%	25% of base earnings	22.9% of base earnings	20% of base earnings

Performance Measures
Corporate performance is measured based on our performance on three financial metrics - net income, fully diluted earnings per share, and return on equity, with each metric receiving equal weighting.  At the beginning of each year, the Board establishes performance targets based upon our strategic objectives.  At the end of each year, the actual performance for each of the financial metrics is measured separately against its target.  Performance at the threshold of 80% of the performance target will result in a reduced award of 50% of target for that component.  Achieving performance goal will result in 100% of target and if superior performance is achieved, the payout will be 150% of target.  The plan provides for interpolation and incremental rewards to appropriately reward improved performance and to mitigate potential risk.

Individual performance for the Chief Executive Officer and the Chief Operating Officer is determined with consideration of matters such as leadership of the senior management team, strategic planning and implementation, corporate governance, and ability to focus the Corporation on the long-term interests of our shareholders.  For the other named executive officers, individual performance is determined with consideration of matters such as leadership, strategic planning, and achievement of business unit operational and/or production goals.  In order to qualify for an individual performance award, the weighted average of the financial metrics must be at least 80%.  Once that threshold level is achieved, actual payments will be based on an assessment of employee performance against expectations established at the beginning of each year.  The Committee relies upon the assessment of the performance of the Chief Executive Officer and the Chief Operating Officer by the independent directors of Corporation’s Board, and considers the Chief Executive Officer’s assessment of the performance of all other senior executives. Amounts not paid as a result of an employee not fully meeting individual performance expectations may be reallocated to any other employee who demonstrated extraordinary performance.

The terms of the Annual Performance Plan, including the target bonus levels and relationship of payouts to achievement of profitability measures, were established by the Committee in consultation with the compensation consultant.  Annually, the Committee reviews the plan to ensure that it is designed in a manner that continues to motivate employees to achieve our profitability goals.  Regardless of the actual award determined by the plan parameters, the Committee has the authority to modify any award.

2009 Awards
As discussed earlier, in August 2009, the Committee recognized the Corporation would not achieve at least 80% of the plan performance targets, thus eliminating the corporate component, and because of the minimum threshold, the individual component.  The Committee felt strongly that although absolute financial performance would not achieve plan, the Corporation was still profitable and performing well compared to peers and industry.  In addition, since the plan was focused primarily on earnings measures, the Committee believed in this environment of ensuring sound risk management practices, it would be prudent to keep management focused on critical measures of performance during these challenging times.  As a result of this analysis and in conjunction with a desire to ensure a balanced approach to performance assessment for 2009, the Committee approved a modest modification to the threshold allowing for recognition of individual performance applicable to 2009 only.  Rather than require the weighted average of the three financial metrics to be 80% to trigger any individual awards, the Committee modified the trigger to require that the Corporation’s 2009 net income must exceed the total amount of dividends declared in 2009 on the Corporation’s common stock.  This modification was intended to continue to focus management on profitability but also recognize other aspects of performance beyond earnings.  However, such modification did not seek to increase any payouts for the corporate performance component which would be forfeited, but provided a refined threshold for the Committee to recognize individual performance.

As a result of the reduction in plan targets, and the elimination of the corporate component, maximum bonus opportunities were reduced to the following levels:

	Original Intended Plan Target	Reduced Target for 2009	Weighting to Individual Performance	Maximum Bonus Opportunity Following Plan Modification
Mr. Warren	45% of base earnings	36% of base earnings	30%	10.8% of base earnings
Mr. Treanor	40% of base earnings	32% of base earnings	30%	9.6% of base earnings
Mr. Devault	30% of base earnings	24% of base earnings	40%	9.6% of base earnings
Mr. Daukas	30% of base earnings	24% of base earnings	40%	9.6% of base earnings
Ms. Senak	25% of base earnings	20% of base earnings	40%	8.0% of base earnings

This essentially reduced the potential incentive opportunities for Messrs. Warren and Treanor to 24% of the originally intended level and the potential incentive opportunities for Messrs. Devault and Daukas and Ms. Senak to 32% of the originally intended level.

In 2009, the targets for corporate performance were:  (i) net income: $21,976,500 to $23,103,490; (ii) fully diluted earnings per share: $1.35 to $1.40; and (iii) return on equity: 9.08% to 9.53%.  For 2009, the Corporation reported net income of $16,096,000; fully diluted earnings per share of $1.00; and return on equity of 6.56%, which, as expected, did not result in a payment under the corporate performance component.

Since the 2009 net income exceeded the total amount of dividends declared in 2009 on the Corporation’s common stock, the executive officers qualified for a payment under the individual performance component. Annual Performance Plan awards for the named executive officers, including additional discretionary adjustments in recognition of superior individual performance, are outlined below:

	Maximum Available Under Individual Performance Component	Award Under Individual Performance Component	Discretionary Adjustment by Committee	Total Plan Payment
Mr. Warren	$53,979	$53,979	$6,021	$60,000
Mr. Treanor	$29,450	$29,450	$10,550	$40,000
Mr. Devault	$21,879	$21,879	$3,121	$25,000
Mr. Daukas	$30,709	$30,000	$0	$30,000
Ms. Senak	$12,800	$12,800	$4,200	$17,000

Wealth Management Business Building Incentive Plan
Mr. Daukas is eligible for an additional bonus payment based upon the performance of the wealth management division.  This incentive is intended to drive growth in the wealth management product line, which is an important contributor to our net income.  The target payment has historically been $200,000, with a range of 0% to 150% based upon actual performance.  Plan performance is measured in terms of division pre-tax earnings, revenues, and net new assets under management, with each metric having equal weighting.  The net new assets under management metric is inclusive of all cash flows excluding investment income.  Goal achievement for the three metrics first must average at least 80% in order to qualify for a plan payment.  Once this threshold is met, plan payment is determined by assessing achievement of each metric individually against its target.  Performance exceeding a threshold of 80% of the performance target will result in progressively higher payment levels, ranging from 50% to 150% of the target payment.

Market declines that began in 2008 continued into 2009 and had a significant impact on the wealth management business line.  Based on projections for 2009 wealth management results, the Committee could not justify keeping a full bonus structure for Mr. Daukas and therefore, modified the plan for 2009 to provide for a reduced payout of $100,000 only upon full achievement of revenue, pre-tax earnings, and net new assets under management goals.  Mr. Daukas had the opportunity to increase this payout to $200,000 only if the wealth management division was able to achieve 2009 revenue and pre-tax earning results that equaled or exceeded the 2008 results, and he met the net new assets under management goal for 2009 established by the Committee.

In 2009, plan targets were:  (i) pre-tax earnings of $10,309,205; (ii) revenues of $27,312,560; and (iii) net new assets under management of $130,000,000.  The Wealth Management division failed to meet these goals and therefore, no payout was made under this plan.

The Committee recognized the extreme volatility of payments under this plan, and therefore, restructured the plan for 2010 to provide downside protection in exchange for a reduction in upside potential.  Stabilizing payments from wild fluctuations creates a more effective incentive structure and mitigates the risk of rewarding short-term results at the expense of decisions that would benefit the Division and its clients in the long-term.  The target payout will be reduced from $200,000 to $180,000 ($60,000 for each metric).  The combined threshold of 80% will be eliminated and instead, the three metrics will be assessed independently of the achievement of the other goals.  For each metric, the payout table will be modified so that some level of payment is triggered for 70% achievement.  Performance exceeding a threshold of 70% of the performance target will result in progressively higher payment levels, ranging from 25% to 150% of the target payment.

Long-Term Equity Compensation
The granting of stock-based incentives is viewed as a desirable long-term incentive compensation strategy because it closely links the interests of management with shareholders, aids in executive retention, and rewards executives for focusing on long-term stock market value.  Equity grants also provide an opportunity for increased equity ownership.

When granting stock-based incentives to senior executives, the Committee considers the compensation consultant’s analysis, as described earlier.  The Committee also considers the Chief Executive Officer’s recommendations for other executives, which are based on each officer’s level of responsibility and contribution towards achievement of our business plan and objectives.

In determining the form of equity to be granted, the Committee considers many factors including the ability to drive corporate performance, tax and accounting treatment and the impact on dilution.  Equity in the form of stock options is generally considered to be a better motivator for executives who are expected to have a longer tenure, whereas stock or stock unit grants may be an equally motivating but less dilutive form of equity for those executives who are closer to retirement.

Generally, stock-based incentives have been granted on an annual basis.  Employee grants, including grants to newly hired employees, have historically been made at a regularly-scheduled Committee meeting.  All stock option awards are made at the closing price for our common stock on the grant date.  All grants are effective either on the date of the Committee meeting or at a specific future date coinciding with a triggering event such as the employee’s date of hire.  Equity grants to non-employee directors occur annually at the Committee meeting shortly before the date of the Annual Meeting, and are effective on the date of the Annual Meeting for directors continuing service after such date.

Equity grants typically become vested after three years of service but may be subject to longer vesting periods for larger awards.  Unvested equity grants are typically forfeited upon separation from employment.  Employees may become vested in a pro-rata share of equity grants upon retirement or disability, and fully vested in equity grants upon death, subject to the terms of the specific grant.  Directors may become fully vested in equity grants in the event of retirement or death, subject to the terms of the specific grant.  All equity grants become fully vested in a change in control of the Corporation.

2009 Equity Awards
Although the Committee strongly believes that equity compensation is an important component of total compensation, no grants were awarded to executive officers or directors during 2009 other than the new hire grant to Mr. MarcAurele.  There were a number of economic factors that made 2009 very challenging for the financial services industry.  Both the executive officers and the directors agreed to forego their 2009 equity compensation in order to avoid the expense associated with such grant and improve the Corporation’s financial performance.  This resulted in a reduction in total compensation of approximately 10% to 20% for executives and 15% to 30% for directors.  The Committee expects to make equity grants to both executives and directors in 2010 and beyond.

New Hire Equity Award for Mr. MarcAurele
In establishing a compensation package for Mr. MarcAurele, the Committee recognized that it was essential to align his interests with shareholders and provide reward for him to focus on long-term performance.   As a new hire from outside the Corporation, he had no initial ownership stake or focus on the long-term.  As part of his offer, Mr. MarcAurele was awarded a grant of 7,000 restricted stock units and 21,000 nonqualified stock options.  These grants were selected to balance the objectives to create immediate ownership and alignment with shareholders with the dual goal to drive shareholder value over the long-term.  Through five year vesting, the awards also seek to focus on long-term performance and retention.

Performance Share Unit Awards Granted in 2008
In 2008, the Committee granted performance share awards for Messrs. Warren and Treanor.  The grants were intended to reward the executives for driving long-term, sustained performance in line with shareholder expectations.  Target awards were set in line with market practice, as provided by the consultant.  The program was designed to position total compensation at the 50th percentile for 50th percentile performance.  If performance was not achieved, the grants would be forfeited.  Actual award values would vary upward and downward based upon actual corporate performance.

Selecting and defining the performance measurements for the performance share unit awards was a critical decision for the Committee.  Measures needed to reflect our strategic plan and growth strategy, as well as shareholder expectations.  In addition, measures had to be within the control and influence of the grantees so that there is a true correlation between actual contribution and reward.  After reviewing a number of performance metrics, the Committee decided to base performance on core return on equity (“Core ROE”) and core earnings per share growth (“Core EPS Growth”), with the two metrics having equal weighting.

The actual number of shares earned/vested will be based on the Corporation’s Core ROE and Core EPS Growth compared to an industry index of publicly-traded banks and thrifts located in New England and Mid-Atlantic with assets of $1 billion to $5 billion.  The Corporation must achieve threshold performance at the 25th percentile for each metric in order to qualify for any award.  Shares were issued at a target award level assuming competitive grant value for achieving performance at the 50th percentile.  Assuming the minimum threshold performance is achieved, the actual award can range from 50% to 200% of the target award level based on a straight line interpolation for performance from 25th percentile to 100th percentile.  The grant becomes fully vested in the event of a change in control or death, and vested on a pro-rata basis in the event of disability or retirement prior to the vesting date.  Except as outlined above, the grant is subject to forfeiture in the event of the executive’s termination of employment prior to the vesting date. Dividend equivalents will be paid retroactively in cash once the award vests and the final shares are actually issued.

Performance will be assessed for each calendar year in the performance measurement period.  The Corporation’s relative performance ranking in each calendar year in the performance measurement period will be averaged to determine the final ranking.  Generally, shares earned under the performance share unit awards will not be issued until the vesting date.  In the event of a change in control, death, retirement, or permanent disability, the performance period will be shortened to include annual performance during each completed calendar year and for any partial years, year-to-date performance through the completed calendar quarter immediately preceding or coinciding with the acceleration event.  Performance for a partial year will be weighted accordingly.

Mr. Warren’s 2008 target award was 6,007 shares, with an opportunity to earn from 0% to 200% of the target award depending on the Corporation’s performance versus that of the peer group during calendar years 2008 and 2009 to coincide with his planned retirement.  This award will become vested upon his expected retirement date of April

2010.  As of the date of this Proxy Statement, final peer group Core EPS Growth and Core ROE performance for 2009 was not available, but we estimate a level of payout of 110.4% or 6,632 units plus dividend equivalents.  These units and dividend equivalents are still subject to time-based vesting.

Mr. Treanor’s target award was 6,086 units, with an opportunity to earn from 0% to 200% of the target award depending on the Corporation’s performance during calendar years 2008, 2009, and 2010.  The award was further subject to time-based vesting over 36 months, with prorated vesting upon retirement.  When Mr. Treanor retired on October 16, 2009, he became eligible for accelerated vesting for a shortened measurement period which included any completed calendar year and year to date performance through the last completed calendar quarter preceding his retirement (September 30, 2009), with partial years weighted accordingly.  The weighted average performance for Core ROE was at the 74th percentile and for Core EPS Growth was at the 41.8th percentile, resulting in a final performance at the 57.9th percentile.  This final performance results in a payout of 115.8% or 7,048 units.  However, because Mr. Treanor only completed 16 of 36 months within the time-based vesting period, he was only 44.44% vested and this award was further reduced to 3,132 units.  Section 409A of the Internal Revenue Code requires issuance of these shares and payment of related dividend equivalents be delayed for six months following his separation from service, and therefore, shares will be issued and dividends will be paid in April 2010.

The grants contain a “clawback” provision that provides that, in the event the Corporation is required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the Federal securities laws, the executive is required to reimburse the Corporation for the value of shares of common stock issued under this award that would not have been earned based on the restated financial results.

Retirement and Other Benefits
Pension Plan
The Bank offers a tax-qualified defined benefit Pension Plan for the benefit of most employees.  The Committee reviewed the Bank’s retirement program, benefit trends, and best practices, and made a strategic decision to shift retirement benefits from the Pension Plan to the 401(k) Plan.  Effective October 1, 2007, the Pension Plan was amended to freeze plan entry to new hires and rehires.  Existing employees hired prior to October 1, 2007, including Messrs. Warren, Devault, Daukas, and Treanor, continue to accrue benefits under the Pension Plan.  Mr. MarcAurele and Ms. Senak were hired after October 1, 2007, and therefore, are not eligible to participate in the Pension Plan.

The annual pension benefit for an employee retiring at normal retirement age is the sum of (1) 1.2% of average annual pension compensation plus (2) 0.65% of average annual pension compensation in excess of the Social Security covered compensation level, multiplied by the number of years of service limited to 35 years.  Pension compensation consists of base salary plus payments pursuant to the Annual Performance Plan, the Wealth Management Business Building Incentive Plan, and other cash-based payments.  In 2009, the Social Security covered compensation level was $59,268 for a participant retiring at age 65.

Pension benefits are available at normal retirement age, typically age 65.  Participants may commence reduced benefits as early as age 55 with ten years of service.  Messrs. Warren and Devault are the only named executive officers who currently meet the age and service requirements to commence pension benefits.

The Pension Plan was amended in 2005 to eliminate a special early retirement benefit available to participants who had combined age and years of benefit service of 85 or more (the “Magic 85 Provision”).  The plan amendment provided that the Magic 85 Provision would still be available to qualifying grandfathered employees retiring from active service on or after age 60.  Under the Magic 85 Provision, the pension benefit of qualifying participants is not subject to reduction for early benefit commencement.  Additionally, qualifying participants are eligible for a temporary payment through age 62, which is equal to the participant’s estimated Social Security benefit at age 62. Mr. Devault is the only named executive officer who is expected to qualify for the Magic 85 Provision.

Supplemental Pension Plan
The Bank also offers a Supplemental Pension Plan, which provides for payments of certain amounts that would have been received under the Pension Plan in the absence of IRS limits.  We believe this Supplemental Pension Plan helps to retain and attract executives whose benefits under the Pension Plan are otherwise limited by the IRS.  Benefits payable under the Supplemental Pension Plan are an unfunded obligation of Washington Trust.

In 2007, the Supplemental Pension Plan was restated to comply with Section 409A of the Internal Revenue Code.  Among other things, this restatement defined the benefit commencement date as separation from service after age 65 or after age 55 with at least ten years of service.  In addition, the plan was amended to impose a six-month delay of payments to a ‘specified employee’ within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code.  Delayed payments will be credited with interest.

This plan covers substantially all employees who are impacted by IRS limits under the Pension Plan.  Messrs. Warren and Treanor are not eligible to participate in this plan as further explained under “Executive Pension Plan” below.

Executive Pension Plan
We also maintain an Executive Pension Plan for the benefit of Messrs. Warren and Treanor.  Benefits provided under the Executive Pension Plan are deemed necessary to attract and retain our top executives who were hired later in their career.  Our compensation consultant considers the benefits provided under the Executive Pension Plan in its compensation analysis, and has determined that the benefits are in line with market practice.  Benefits payable under the Executive Pension Plan are an unfunded obligation of Washington Trust.

The Executive Pension Plan provides a benefit of 30% of average annual pension compensation plus 2% for each year of service up to a maximum of 55%.  Benefits are offset by benefits provided by the Pension Plan, Social Security, and any defined benefit pension plan of a prior employer.  A participant must have at least five years of service to earn a benefit under the Executive Pension Plan.  There is a minimum benefit of $1,000 for each year of plan participation, up to a maximum of $10,000.

In 2007, the Executive Pension Plan was restated to comply with Section 409A of the Internal Revenue Code.  Among other things, this restatement defined the benefit commencement date as separation from service after age 65 or after age 55 with at least ten years of service.  In addition, the plan was amended to impose a six-month delay of payments to a ‘specified employee’ within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code.  Delayed payments will be credited with interest.

Further, the Supplemental Pension Plan and Executive Pension Plan must be treated as one plan for purposes of Section 409A of the Internal Revenue Code.  Instead of amending the plans to act in tandem, the Committee decided to exclude Messrs. Warren and Treanor from participation in the Supplemental Pension Plan.  All supplemental retirement benefits for Messrs. Warren and Treanor are provided through the Executive Pension Plan.  This did not result in a substantive increase or decrease in the aggregate amounts of plan benefits or expense.

Mr. Treanor has already commenced benefits and Mr. Warren currently meets the age and service requirements to commence benefits under the Executive Pension Plan.

401(k) Plan
The Bank maintains a 401(k) Plan that covers substantially all employees.  The 401(k) Plan is an essential part of the retirement package needed to attract and retain employees in the banking industry.  The 401(k) Plan provides for deferral of up to the lesser of 25% of plan compensation or the annual dollar limit prescribed by the Internal Revenue Code.

Effective January 1, 2008, the 401(k) Plan was amended to promote shared responsibility for retirement through personal savings, as well as to serve as the primary retirement plan for employees who were hired or rehired after September 30, 2007.  Plan provisions include automatic enrollment at 3% of plan compensation, and annual automatic increase by 1% to a maximum of 6%.  The Bank matches 100% of each participant’s first 1% of voluntary salary deferrals and 50% of each participant’s next 4% of salary deferrals up to a maximum match of 3%.  Additionally, certain eligible employees who are hired or rehired after September 30, 2007, and, therefore, are excluded from participation in the Pension Plan, are eligible for a non-elective employer contribution of 4% of plan compensation.  Mr. MarcAurele and Ms. Senak were hired after September 30, 2007, and are therefore, eligible for this non-elective employer contribution.  Employees hired after September 30, 2007, including Mr. MarcAurele and Ms. Senak, are subject to two-year cliff vesting of employer contributions.

Nonqualified Deferred Compensation Plan
We provide a Nonqualified Deferred Compensation Plan that permits key employees, including the named executive officers, to defer salary and bonus with the opportunity for supplemental retirement and tax benefits.  Directors are also eligible to participate by the deferral of retainer and meeting fees.

The Nonqualified Deferred Compensation Plan also provides for credits of certain amounts that would have been matched by the Bank under the 401(k) Plan, but for the deferral under the Nonqualified Deferred Compensation Plan and IRS limitations on annual compensation under qualified plans.  Directors are not eligible for employer contributions.  Employees hired after September 30, 2007, including Mr. MarcAurele and Ms. Senak, are subject to two-year cliff vesting of employer contributions.

Deferrals are credited with earnings/losses based upon the participant’s selection of investment measurement options.  The investment measurements include publicly-traded mutual funds.  Because these investment measurements are publicly traded securities, we do not consider any of the earnings credited under the Nonqualified Deferred Compensation Plan to be “above market”.  The investment measurements are described further under the heading “Nonqualified Deferred Compensation” later in this Proxy Statement.

The Nonqualified Deferred Compensation Plan is compliant with Section 409A of the Internal Revenue Code.  Benefits payable under this plan are an unfunded obligation of the Bank.

Welfare Benefits
In order to attract and retain employees, we provide certain welfare benefit plans to our employees, which include medical and dental insurance benefits.  The named executive officers participate in the medical and dental insurance plans under the same terms as our other full-time employees.  All full-time employees, including the named executive officers, are offered cash-in-lieu of medical and dental coverage that would otherwise have been provided.

We provide two times base salary in life and accidental death and dismemberment insurance for our full-time employees, including the named executive officers.  This is provided through a combination of group life insurance contracts and split dollar arrangements under Bank-owned life insurance policies.  The life insurance benefit provided to the named executive officers does not exceed the benefit levels offered to other full-time employees.

We also provide disability insurance to our full-time employees including the named executive officers, which provides up to 60% of base salary income replacement after six months of qualified disability.  In order to obtain a competitive group rate, the group disability policy limits covered base salary to $250,000.  This group plan limit does not fully cover the base salaries of Messrs. Warren, Treanor, Daukas and MarcAurele.  In order to provide a benefit that is commensurate with the benefits provided to other full-time employees, we have purchased a supplemental disability insurance policy for Messrs. Warren and Treanor and we reimburse Mr. Daukas for a pro-rata share of his personal disability insurance policy.

Perquisites and Other Personal Benefits
We provide named executive officers with perquisites and other personal benefits that the Committee believes are reasonable and consistent with our overall compensation program.  Perquisites include transportation benefits, country club memberships, and relocation benefits (as applicable).  Annually, the Committee reviews the levels of perquisites and other personal benefits provided to named executive officers.  In addition, on an annual basis the Chairperson of the Committee reviews the expense reports of the named executive officers to ensure that all reimbursements are reasonable and appropriate.  On March 2, 2010, this review was completed with respect to 2009 expense reimbursements and no exceptions were noted.

Deductibility of Executive Compensation
As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals.  Compensation that qualifies as performance-based compensation is not subject to the deduction limit imposed by Section 162(m).  Where circumstances warrant, we plan to structure our cash and equity incentive compensation to our executives in a manner that would qualify such compensation as performance-based compensation.  During 2009, no employee received taxable compensation in excess of $1,000,000, and, therefore, all such compensation was fully deductible for federal income tax purposes.

Stock Ownership Requirements
We have previously adopted Corporate Governance Guidelines that required each director to maintain a minimum ownership in our common stock of 1,000 shares within three years of joining the Corporation’s Board.  In March 2008, this minimum ownership requirement was increased to 2,000 shares of our common stock.  Existing directors must meet the increased ownership requirement by the 2011 Annual Meeting of Shareholders.

Change in Control Agreements
We have entered into change in control agreements with certain key employees, including the named executive officers.  The change in control agreements are designed to promote stability and continuity of senior management.  The Committee believes that the interests of shareholders will be best served if the interests of senior management are aligned with them.  The Committee further believes that providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of shareholders.

The change in control agreements require a six-month delay in payments to a ‘specified employee’ within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code.  If a six-month delay is required, we have agreed, upon the executive’s termination of employment, to make an irrevocable contribution to a grantor trust on behalf of the executive in the amount of the severance, plus interest at the short-term applicable federal rate.

Change in Control Agreements Entered into Prior to 2009
The Corporation has change in control agreements (“Pre-2009 Change in Control Agreements”) with executives Warren, Devault, and Daukas that were entered into prior to 2009.  In the event of a change in control, the named executive officers would be eligible for (a) a severance payment equal to a multiple of the sum of base salary in effect at the time of termination plus the highest bonus paid in the 2-year period prior to the change in control; (b) benefit continuation for a period of additional months of medical, dental and life insurance coverage, as well as additional months of benefit accrual under the Corporation’s or Bank’s supplemental retirement plans; and (c) payment to cover the impact of the 20% excise tax imposed by Section 280G of the Internal Revenue Code in the event the named executive officer becomes subject to such excise tax.  The terms vary for each executive, as set forth in the following table.

	Multiple of Base and Bonus	Length of Benefit Continuation
Mr. Warren	3	36 months
Messrs. Devault and Daukas	2	24 months

Payments under the Pre-2009 Change in Control Agreements would be triggered if:

▪
in the event of a change in control (as defined in the Pre-2009 Change in Control Agreements) of the Corporation or Bank, (a) the Corporation or Bank terminates the executive for reasons other than for Cause (as defined in the Pre-2009 Change in Control Agreements) or death or disability of the executive within 13 months after such change in control; or (b) within 12 months of a change in control, the executive resigns for Good Reason (as defined in the Pre-2009 Change in Control Agreements), which includes a substantial adverse change in the nature or scope of the executive’s responsibilities and duties, a reduction in the executive’s salary and benefits, relocation, a failure of the Corporation or Bank to pay deferred compensation when due, or a failure of the Corporation or Bank to obtain an effective agreement from any successor to assume the Pre-2009 Change in Control Agreements; or

▪	the executive resigns for any reason during the 13th month after the change in control; or

▪
the executive is terminated by the Corporation or Bank for any reason other than Cause, death or disability during the period of time after the Corporation and/or the Bank enters into a definitive agreement to consummate a transaction involving a change in control and before the transaction is consummated so long as a change in control actually occurs.

Mr. Treanor was a party to a Pre-2009 Change in Control Agreement prior to his retirement on October 16, 2009.

Change in Control Agreements After January 1, 2009
In 2009, the Committee revised the form of change in control agreement to be more representative of current practices in executive compensation.  It was agreed that all existing agreements will remain in force, and the revised agreement (“Post-2009 Change in Control Agreement”) will be used for new executives and newly eligible existing employees.

The Corporation has entered into Post-2009 Change in Control Agreements with Mr. MarcAurele and Ms. Senak.  In the event of a change in control, the named executive officers would be eligible for (a) a severance payment equal to a multiple of the sum of base salary in effect at the time of termination plus the average bonus paid in within the previous 3-year period prior to the change in control; and (b) benefit continuation for a period of additional months of medical and dental.  Should the payments under the Post-2009 Change in Control Agreements exceed the limit imposed by Section 280G of the Internal Revenue Code, benefits would be reduced until the executive would no longer be subject to excise tax.  The terms vary for each executive, as set forth in the following table.

	Multiple of Base and Bonus	Length of Benefit Continuation
Mr. MarcAurele	3	36 months
Ms. Senak	1	12 months

Payments under the Post-2009 Change in Control Agreements would be triggered if:

▪
in the event of a change in control (as defined in the Post-2009 Change in Control Agreements) of the Corporation or Bank, (a) the Corporation or Bank terminates the executive for reasons other than for Cause (as defined in the Post-2009 Change in Control Agreements) or death or disability of the executive within 12 months after such change in control; or (b) within 12 months of a change in control, the executive resigns for Good Reason (as defined in the Post-2009 Change in Control Agreements), which includes a substantial adverse change in the nature or scope of the executive’s responsibilities and duties, a material reduction in the executive’s salary, relocation, or a failure of the Corporation or Bank to obtain an effective agreement from any successor to assume the Post-2009 Change in Control Agreements; or

▪
the executive is terminated by the Corporation or Bank for any reason other than Cause, death or disability during the period of time after the Corporation and/or the Bank enters into a definitive agreement to consummate a transaction involving a change in control and before the transaction is consummated so long as a change in control actually occurs.

Post-2009 Change in Control Agreements require the executive to provide a general release of claims to receive payment under the agreement, refine the definition of “Change in Control” and provide an opportunity for the Corporation to remedy a “Good Reason” triggering event.

Further analysis of payments triggered by a change in control is provided under the heading “Potential Post-Employment Payments” on page 33 of this Proxy Statement.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis report beginning on page 13 of this Proxy Statement with management.  Based on that review and discussion, the Compensation Committee recommended to the Corporation’s Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The foregoing report has been furnished by the members of the Compensation Committee:

Gary P. Bennett (Chairperson)	Kathleen E. McKeough
Edward M. Mazze, Ph.D.	Victor J. Orsinger II, Esq.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table shows, for the fiscal years ended December 31, 2009, December 31, 2008 and December 31, 2007, the compensation of the person who served as Chief Executive Officer of the Corporation, Chief Financial Officer of the Corporation, and each of the three most highly compensated executive officers of the Corporation and/or the Bank, other than the Chief Executive Officer and Chief Financial Officer, whose total compensation exceeded $100,000 in each year.  Mr. MarcAurele was employed by the Corporation beginning in 2009, and thus the presentation below includes compensation only for fiscal year ended December 31, 2009.  Ms. Senak was employed by the Corporation beginning in 2008, and thus the presentation below includes compensation only for fiscal years ended December 31, 2009 and December 31, 2008.  Mr. Treanor retired from the Corporation on October 16, 2009, and presented as an additional named executive officer.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($) (a)		Stock Awards ($) (b)	Option Awards ($) (c)	Non-Equity Incentive Plan Compensation ($) (d)		Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($) (e)	Total ($)
John C. Warren Chairman and Chief Executive Officer	2009	$499,804	$6,021		$0	$0	$53,979		$379,537	(f)	$41,205	$980,546
	2008	$482,931	$1,894		$202,844	$0	$152,403		$411,068	(g)	$38,472	$1,289,612
	2007	$465,000	$6,217		$0	$0	$178,783		$547,420	(h)	$43,103	$1,240,523
Joseph J. MarcAurele President and Chief Operating Officer	2009	$107,692	$100,000	(i)	$125,370	$134,148	$0		$0		$8,560	$475,770
David V. Devault Executive Vice President, Secretary and Chief Financial Officer	2009	$227,908	$3,121		$0	$0	$21,879		$110,519	(f)	$6,988	$370,415
	2008	$219,923	$226		$33,768	$41,257	$48,290		$136,490	(g)	$6,802	$486,756
	2007	$200,000	$3,488		$0	$0	$52,512		$61,733	(h)	$6,192	$323,925
Galan G. Daukas Executive Vice President, Wealth Management	2009	$319,885	$0		$0	$0	$30,000		$46,962	(f)	$27,901	$424,748
	2008	$309,962	$0		$48,240	$58,245	$242,907		$37,874	(g)	$27,168	$724,396
	2007	$300,000	$2,232		$0	$0	$220,368	(j)	$27,041	(h)	$26,100	$575,741
Brenda H. Senak Senior Vice President, Risk Management	2009	$160,000	$59,200	(k)	$0	$0	$12,800		$0		$12,361	$244,361
	2008	$12,308	$0		$20,012	$19,999	$0		$0		$177	$52,496
John F. Treanor President and Chief Operating Officer (retired)	2009	$306,773	$10,550		$0	$0	$29,450		$173,199	(f)	$30,267	$550,239
	2008	$366,935	$13,210		$205,512	$0	$102,937		$218,032	(g)	$34,452	$941,078
	2007	$350,000	$5,384		$0	$0	$119,616		$244,959	(h)	$33,244	$753,203

(a)
Except as noted, bonus payments were accrued in the year indicated and paid in the succeeding fiscal year.  Thus, the 2009 bonus was paid in fiscal 2010, the 2008 bonus was paid in fiscal 2009 and the 2007 bonus was paid in fiscal 2008.  Bonus payments in 2009 include discretionary awards discussed in the Compensation Discussion and Analysis earlier in this Proxy Statement.  Bonus payments in 2008 include discretionary awards discussed in our Proxy Statement dated March 11, 2009 for the 2009 Annual Meeting of Shareholders (the “2009 Proxy Statement”).  Bonus payments in 2007 include discretionary awards discussed in our Proxy Statement dated March 14, 2008 for the 2008 Annual Meeting of Shareholders (the “2008 Proxy Statement”).

(b)
Amount listed reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for restricted stock, restricted stock unit awards, and performance share unit awards in the year indicated.  For 2009, assumptions related to the financial reporting of restricted stock, restricted stock units, and performance shares units are presented in Footnote 16 to the Consolidated Financial Statements presented in our Annual Report on Form 10-K for the fiscal year ended

December 31, 2009 (the “2009 Form 10-K”).  For 2008, assumptions related to the financial reporting of restricted stock, restricted stock units, and performance shares units are presented in Footnote 16 to the Consolidated Financial Statements presented in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (the “2008 Form 10-K”).  The grant date fair value of the performance share awards to Messrs. Warren and Treanor reflect performance assumed at the 70th percentile of the peer group; the maximum value of these awards assuming performance at the highest level is $289,778 and $293,589, respectively.

(c)
Amount listed reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for stock option awards in the year indicated.  For 2009, assumptions related to the financial reporting of stock options are presented in Footnote 16 to the Consolidated Financial Statements presented in the 2009 Form 10-K.  For 2008, assumptions related to the financial reporting of stock options are presented in Footnote 16 to the Consolidated Financial Statements presented in the 2008 Form 10-K.

(d)
Amount listed reflects payments under the Annual Performance Plan and Wealth Management Business Building Incentive Plan as outlined earlier in this Proxy Statement for 2009, in the 2009 Proxy Statement for 2008 and in the 2008 Proxy Statement for 2007.  Bonus payments were accrued in the year indicated and paid in the succeeding fiscal year.  Thus, the 2009 bonus was paid in fiscal 2010, the 2008 bonus was paid in fiscal 2009, the 2007 bonus was paid in fiscal 2008.

(e)	The following table shows the components of this column for 2009:

Named Executive Officer	Life Insurance Premiums	Disability Insurance Premiums	Employer Contributions Under the 401(k) Plan	Employer Credits Under Nonqualified Deferred Compensation Plan	Country Club Membership	Company Provided Vehicle or Auto Allowance	Non-cash Items and Related Tax Gross-up Payment (1)	Cash in Lieu of Medical and Dental Coverage	Total
Warren	$167	$4,008	$7,350	$7,644	$7,548	$14,488	$0	$0	$41,205
MarcAurele	$140	$0	$0	$0	$5,220	$3,200	$0	$0	$8,560
Devault	$151	$0	$6,837	$0	$0	$0	$0	$0	$6,988
Daukas	$167	$614	$7,350	$2,247	$9,000	$8,400	$123	$0	$27,901
Senak	$346	$0	$8,615	$0	$0	$0	$0	$3,400	$12,361
Treanor	$139	$0	$7,350	$1,853	$11,300	$8,000	$1,625	$0	$30,267

(1)	Non-cash items reflect the cash value of promotional merchandise received by Mr. Daukas and a retirement gift received by Mr. Treanor during the year.

(f)
Amount reflects aggregate change in the value of accumulated benefits under the Pension Plan, Supplemental Pension Plan, and Executive Pension Plan between December 31, 2009 and December 31, 2008.  The amount represents the increase due to an additional year of service; increases in average annual compensation; the increase due to a reduction in the discounting period; and the increase or decrease due to changes in assumptions.  Assumptions are described in footnotes to the Pension Benefits Table included later in this Proxy Statement.  Except for Mr. Treanor, amounts are based upon the earliest retirement age at which the individual can receive unreduced benefits, which for Mr. Devault is age 60 and for all others is age 65, except for Mr. Treanor.  The present value calculations assume payment in the normal form, which is a life annuity under the Pension Plan and Supplemental Pension Plan, and a 50% joint and survivor annuity with 120 guaranteed monthly payments under the Executive Pension Plan.  For Mr. Treanor the amounts reflect his actual retirement date of November 1, 2009 and the actual forms of benefit elected, which was 66 2/3% joint and survivor annuity under the Pension Plan and a 66 2/3% joint and survivor annuity with 120 guaranteed payments under the Executive Pension Plan.

(g)
Amount reflects 12/15ths of the difference between the Present Value of Accumulated Benefits under the Pension Plan, Supplemental Pension Plan, and Executive Pension Plan at December 31, 2008 and the Present Value of Accumulated Benefits at September 30, 2007.  The 12/15ths adjustment reflects the change in measurement date from September 30 to December 31 that was used for our financial disclosures under SFAS No. 158.  The amount represents the increase due to an additional year of service; increases in average annual compensation; the increase due to a reduction in the discounting period; and the increase or decrease due to changes in assumptions.  Assumptions are described in footnotes to the Pension Benefits Table included in the 2009 Proxy Statement.  Amounts are based upon the earliest retirement age at which the individual can receive unreduced benefits, which for Mr. Devault is age 60 and for all others is age 65.  The present value calculations assume payment in the normal form, which is a life annuity under the Pension Plan and Supplemental Pension Plan, and a 50% joint and survivor annuity with 120 guaranteed monthly payments under the Executive Pension Plan.

(h)
Amount reflects aggregate change in the value of accumulated benefits under the Pension Plan, Supplemental Pension Plan, and Executive Pension Plan between September 30, 2006 and September 30, 2007.  The amount represents the increase due to an additional year of service; increases in average annual compensation; the increase due to a reduction in the discounting period; the increase or decrease due to changes in assumptions; and the transfer of liability from the Supplemental Pension Plan to the Executive Pension Plan for Messrs. Warren and Treanor as described in the Compensation Discussion and

Analysis earlier in this Proxy Statement.  Assumptions are described in footnotes to the Pension Benefits Table included in the 2008 Proxy Statement.  Amounts are based upon the earliest retirement age at which the individual can receive unreduced benefits, which for Mr. Devault is age 60 and for all others is age 65.  The present value calculations assume payment in the normal form, which is a life annuity under the Pension Plan and Supplemental Pension Plan, and a 50% joint and survivor annuity with 120 guaranteed monthly payments under the Executive Pension Plan.

(i)	Amount reflects payment made to Mr. MarcAurele contingent upon his hire in 2009 but payable in 2010.

(j)	Includes $22,260 deferred under the Nonqualified Deferred Compensation Plan during 2008.

(k)
Amount reflects payment of $55,000 made to Ms. Senak in 2009 which was contingent upon three months of successful employment, as well as a discretionary award of $4,200 discussed in the Compensation Discussion and Analysis earlier in this Proxy Statement.

_________________

Grants of Plan-Based Awards
The following table contains information concerning grants of plan based awards under our cash and equity incentive plans to the named executive officers during the year ended December 31, 2009.

GRANTS OF PLAN-BASED AWARDS
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value Of Stock And Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Warren	12/15/08	$116,954	$179,929	$242,904 (a)
MarcAurele	9/21/09							7,000 (b)			$125,370
	9/21/09								21,000 (c)	$17.91	$134,148
Devault	12/15/08	$38,289	$54,698	$71,107 (a)
Daukas	12/15/08	$53,740	$76,772	$99,804 (a)
	12/15/08	$100,000	$100,000	$200,000 (d)
Senak	12/15/08	$22,400	$32,000	$41,600 (a)
Treanor	12/15/08	$63,809	$98,167	$132,525 (a)

(a)
Reflects the 2009 threshold, target and maximum award available under the Annual Performance Plan.  Plan targets were adjusted to 80% of the normal target to decrease expense and improve corporate performance as discussed in the Compensation Discussion and Analysis earlier in this Proxy Statement.  The Annual Performance Plan is based upon achievement of both corporate and individual goals.  Threshold awards assume corporate performance at 80% of plan (resulting in a 50% payout on the corporate performance component) and individual performance at 100%.  This plan is described in detail in the Compensation Discussion and Analysis earlier in this Proxy Statement.  Actual awards are reflected in the Summary Compensation Table.  The grant date represents the date that the terms of the awards for 2009 under this plan were approved by the Compensation Committee.

(b)
Reflects a restricted stock unit grant on September 21, 2009.  This grant will become fully vested upon the earliest of September 21, 2014, the executive's death, or change in control of the Corporation.  The grant will be vested on a pro-rated basis upon the executive's retirement.  This grant included dividend equivalent rights.

(c)
Reflects a nonqualified stock option grant on September 21, 2009.  This grant will become fully vested upon the earliest of September 21, 2014, the executive's death, or change in control of the Corporation.  The grant will be vested on a pro-rated basis upon the executive's retirement.

(d)
Reflects the 2009 threshold, target and maximum award available under the Wealth Management Business Building Incentive Plan.  This plan is described in detail in the Compensation Discussion and Analysis earlier in this Proxy Statement.  Actual awards are reflected in the Summary Compensation Table.  The grant date represents the date that the terms of the award for 2009 under this plan were approved by the Compensation Committee.

_______________________

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information with respect to the named executive officers concerning unexercised stock option awards and unvested stock awards as of December 31, 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (a)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (a)

John C. Warren	28,000	-	-	$17.80	4/23/2011
	26,960	-	-	$20.03	4/22/2012
	28,125	-	-	$20.00	5/12/2013
						-	-	6,632	(b)	$111,683

Joseph J. MarcAurele		21,000 (c)	-	$17.91	9/21/2019
						7,000 (d)	$109,060

David V. Devault	10,100	-	-	$15.25	5/15/2010
	9,045	-	-	$17.80	4/23/2011
	8,440	-	-	$20.03	4/22/2012
	8,700	-	-	$20.00	5/12/2013
	6,200	-	-	$26.81	6/13/2015
	6,200	-	-	$28.16	12/12/2015
	-	5,100 (e)	-	$24.12	6/16/2018
						1,400 (f)	$21,812	-		-

Galan G. Daukas	20,000	-	-	$27.62	8/30/2015
	12,315	-	-	$28.16	12/12/2015
	-	7,200 (e)	-	$24.12	6/16/2018
						5,000 (g)	$77,900	-		-
						2,000 (f)	$31,160	-		-

Brenda H. Senak	-	3,582 (h)	-	$16.58	12/1/2018
						1,207 (i)	$18,805	-		-

John F. Treanor	11,869	-	-	$15.25	5/15/2010
	6,106	-	-	$17.80	1/15/2010
	9,894	-	-	$17.80	4/23/2011
	5,339	-	-	$20.03	1/15/2010
	6,266	-	-	$20.03	4/22/2012
	6,092	-	-	$20.00	1/15/2010
	10,473	-	-	$20.00	10/15/2012

(a)	Based upon December 31, 2009 fair market value of $15.58. Amount includes estimated dividends payable through December 31, 2009 for performance share awards.

(b)
This performance share unit award vests on April 30, 2010.  The actual number of shares that will vest will depend on the Corporation’s performance versus that of the peer group during the performance measurement period that ended December 31, 2009.  For purposes of this table, we have assumed that the Corporation’s performance versus that of the peer group during the performance measurement period was at the percentile ranking of 55.2, resulting in 110.4% award to Mr. Warren.  This estimate is based on final peer group performance for 2008 and estimated peer group performance for 2009 based on preliminary earnings releases.  Actual results may be different.

(c)	This nonqualified stock option grant vests on September 21, 2014.

(d)	This restricted stock unit grant vests on September 21, 2014.

(e)	This nonqualified stock option grant vests on June 16, 2011.

(f)	This restricted stock unit grant vests on June 16, 2011.

(g)	This restricted stock grant vests on August 30, 2010.

(h)	This nonqualified stock option grant vests on December 1, 2011.

(i)	This restricted stock unit grant vests on December 1, 2011.

_______________________

Option Exercises and Stock Vested
The following table sets forth information with respect to the named executive officers concerning the exercise of stock options and stock awards that vested during the year ended December 31, 2009.

OPTION EXERCISES AND STOCK VESTED

	Option Awards			Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
John C. Warren	12,703	(a)	$49,161	6,500	(b)	$116,545
Joseph J. MarcAurele	0		$0	0		$0
David V. Devault	8,400	(a)	$8,316	0		$0
Galan G. Daukas	0		$0	0		$0
Brenda H. Senak	0		$0	0		$0
John F. Treanor	4,306		$8,463	7,032	(c)	$118,630

(a)
Amounts shown represent the number of options exercised.  Taking into consideration shares exchanged for option exercise price and tax withholding, Messrs. Warren and Devault acquired net amounts of 1,652 and 450 shares, respectively.

(b)
Amount shown represents the number of restricted stock units vested during the year.  Taking into consideration shares withheld for payment of applicable taxes, Mr. Warren acquired a net amount of 4,326 shares.

(c)
Amount shown includes 3,900 restricted stock units vested during the year, and 3,132 performance share units that vested upon Mr. Treanor’s retirement on October 16, 2009.  With respect to the restricted stock units, taking into consideration shares withheld for payment of applicable taxes, Mr. Treanor acquired a net amount of 2,596 shares.  With respect to the performance share units, taking into consideration achievement of performance criteria which resulted in a 115.8% award, and prorated vesting at retirement, Mr. Treanor earned 3,132 shares of a maximum award of 12,172.  In addition, Mr. Treanor was awarded dividends on these shares from the date of grant through the date of issuance, the value of which was $3,946. The shares earned from the vesting of performance shares and related dividends will not be issued to Mr. Treanor until April 16, 2010 in accordance with Internal Revenue Code Section 409A.

_______________________

Pension Benefits
The following table sets forth information with respect to the pension benefits of the named executive officers under the Pension Plan, Supplemental Pension Plan and Executive Pension Plan.  Information about these plans can be found under the heading “Compensation Discussion and Analysis - Retirement and Other Benefits” earlier in this Proxy Statement.  Mr. MarcAurele and Ms. Senak are not eligible to participate in any of these retirement plans, and are therefore excluded from the presentation below.

PENSION BENEFITS

Named Executive Officer	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (a)	Payments During Last Fiscal Year ($)
John C. Warren	Pension Plan	13.9	$535,003	-
	Executive Pension Plan (b)	13.9	$2,764,027	-
David V. Devault	Pension Plan (c)	23.2	$706,270	-
	Supplemental Pension Plan	23.2	$243,212	-
Galan G. Daukas	Pension Plan (c)	4.3	$53,744	-
	Supplemental Pension Plan	4.3	$98,360	-
John F. Treanor	Pension Plan (d)	10.5	$368,533	$4,901
	Executive Pension Plan (e)	10.5	$777,545	$9,845

(a)
Present value of accumulated benefits under the Pension Plan, Supplemental Pension Plan, and Executive Pension Plan as of December 31, 2009, determined using mortality assumptions based on the 1994 Group Annuity Reserve tables with no mortality assumption prior to benefit commencement and other assumptions consistent with those presented in Footnote 15 to the Consolidated Financial Statements presented in the 2009 Form 10-K, except that retirement age is based upon the earliest retirement age at which the named executive officer can receive unreduced benefits.  For Mr. Devault, this represents retirement under the Magic 85 Provision at age 60.  For Mr. Treanor, this represents his actual retirement date of 11/1/2009.  For all other named executive officers this represents normal retirement at age 65.  Present value is expressed as a lump-sum; however, the plans do not provide for payment of benefits in a lump-sum, but rather are payable only in the form of an annuity with monthly benefit payments.  Except for Mr. Treanor, as described in footnotes (d) and (e), the present value calculations assume payment in the normal form, which is a life annuity under the Pension Plan and Supplemental Pension Plan, and a 50% joint and survivor annuity with 120 guaranteed monthly payments under the Executive Pension Plan.  Also included are amounts that the named executive officer may not currently be entitled to receive because such amounts are not vested.

(b)
In the calculation of Mr. Warren’s Executive Pension Plan benefits, the following offset benefits are assumed:  annual pension benefits payable under the Pension Plan; estimated annual Social Security benefits of $28,140 payable at age 65; and estimated annual pension benefits payable as a life annuity at age 65 totaling $75,370 from defined benefit pension plans of prior employers.

(c)
Mr. Devault’s Pension Plan benefit includes a temporary payment provided under the Magic 85 Provision that is payable between ages 60 and 62.  The Magic 85 Provision, including this special payment, is discussed in detail earlier in this Proxy Statement.

(d)	Mr. Treanor commenced early retirement benefits as of November 1, 2009. Amount reflects the actual amount and form of benefit elected which was the 66 2/3 joint and survivor option.

(e)
Mr. Treanor commenced early retirement benefits as of November 1, 2009.  Amount reflects the actual amount and form of benefit elected which was the 66 2/3 joint and survivor option with 120 guaranteed monthly payments.  Payment of his retirement benefits under this plan has been delayed for six months in accordance with Internal Revenue Code Section 409A.

_______________________

In the event of a change in control, the named executive officers would receive additional years of credited service under the Supplemental Pension Plan and Executive Pension Plan as described under the heading “Compensation Discussion and Analysis - Change in Control Agreements” earlier in this Proxy Statement.

Nonqualified Deferred Compensation
We provide executives with the opportunity to defer up to 25% of regular base salary earnings and 100% of annual bonus earnings into the Nonqualified Deferred Compensation Plan.  This plan also provides for payments of certain amounts that would have been contributed by the Bank under the 401(k) Plan (“excess match”), as described earlier in this Proxy Statement.

Contributions are credited with earnings/losses based upon the executive’s selection of publicly-traded mutual funds and our common stock.  The following table summarizes the annual rate of return for the year ended December 31, 2009 for the investment options.

Washington Trust Bancorp, Inc. Common Stock	-16.9%	Russell LifePoints® Conservative Strategy E Fund	20.05%
Principal Inv Ptr LargeCap Value III R5 Fund	18.80%	Russell LifePoints® Moderate Strategy E Fund	24.01%
Principal Inv LargeCap S&P 500 Index R5 Fund	25.99%	Russell LifePoints® Balanced Strategy E Fund	26.58%
Principal Inv Ptr LargeCap Growth I R5 Fund	51.99%	Russell LifePoints® Growth Strategy E Fund	28.84%
Principal Inv MidCap S&P 400 Index R5 Fund	36.74%	Russell LifePoints® Equity Growth Strategy E Fund	30.78%
Principal Inv SmallCap S&P 600 Index R5 Fund	25.21%	Russell LifePoints® 2010 Strategy R3 Fund	22.75%
American Funds EuroPacific Growth R3 Fund	38.71%	Russell LifePoints® 2020 Strategy R3 Fund	26.02%
Principal Inv Bond & Mortgage Securities R5 Fund	19.54%	Russell LifePoints® 2030 Strategy R3 Fund	29.87%
Principal Real Estate Securities R5 Fund	27.46%	Russell LifePoints® 2040 Strategy R3 Fund	30.01%
Principal Inv Money Market R5 Fund	0.14%	Russell LifePoints® 2050 Strategy R3 Fund	29.94%

Investment elections can be changed at any time, except with respect to our common stock.

As of October 15, 2007, our common stock was no longer available as a new benchmark investment.  Further, employees and directors who had selected our common stock as a benchmark investment (the “Bancorp Stock Fund”) were allowed to transfer from that fund during a transition period that ended on March 14, 2009.  Employees and directors are no longer allowed to make transfers from the Bancorp Stock Fund, and any distributions will be made in whole shares of our common stock to the extent of the benchmark investment election in the Bancorp Stock Fund.

The following table outlines employee and employer contributions to the Nonqualified Deferred Compensation Plan during the year ended December 31, 2009.  The table also details earnings on plan balances during the year and the aggregate amount of all Nonqualified Deferred Compensation Plan obligations as of December 31, 2009.

NONQUALIFIED DEFERRED COMPENSATION

Named Executive Officer	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (a)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (b)
John C. Warren	$0	$7,644	$94,015	$0	$396,362
Joseph J. MarcAurele	$0	$0	$0	$0	$0
David V. Devault	$0	$0	$0	$0	$0
Galan G. Daukas	$0	$2,247	$13,947	$0	$69,348
Brenda H. Senak	$0	$0	$0	$0	$0
John F. Treanor	$0	$1,853	($122)	$0	$20,354

(a)
Represents credits for amounts that would have been contributed by the Bank under the 401(k) Plan as described earlier in this Proxy Statement.  These amounts are disclosed in the Summary Compensation Table, under All Other Compensation in 2009.

(b)	Reflects employee and employer contributions that have been reflected in the Summary Compensation Table in this Proxy Statement and previous proxy statements as outlined in the following table.

Named Executive Officer	2009 ($)	Previous Years ($)	Total ($)
John C. Warren	$7,644	$402,755	$410,399
Joseph J. MarcAurele	$0	$0	$0
David V. Devault	$0	$0	$0
Galan G. Daukas	$2,247	$87,168	$89,415
Brenda H. Senak	$0	$0	$0
John F. Treanor	$1,853	$21,325	$23,178

_______________________

Upon election to defer income, the individual must also elect distribution timing and form of payment.  In-service distributions may be in a lump sum payable in a specific year or in four annual installments commencing in the year a named student reaches age 18.  Accounts may also be distributed commencing in the year following retirement in a lump sum or annual installments over five or ten years.  Retirement is defined as separation from employment after age 65 or after age 55 with 10 or more years of service for executives, and for directors is termination of directorship after age 55.  In the event of pre-retirement separation, accounts become payable in a lump sum in the following year, regardless of distribution election.  Excess match accounts are always payable in a lump sum in the year following separation.  Distributions are paid in cash except that distributions from the Bancorp Stock Fund must be in the form of our common stock.

The Nonqualified Deferred Compensation Plan has been restated to comply with Section 409A of the Internal Revenue Code, which imposed new rules on deferred compensation programs.  These rules generally apply to amounts deferred after December 31, 2004 and related earnings (“post-409A accounts”).  Amounts deferred prior to January 1, 2005 and related earnings (“grandfathered balances”) are subject to the rules applicable prior to the effective date of Section 409A.  Participants may change distribution timing and form on grandfathered balances, provided a full calendar year passes between the year in which the change was requested and the new distribution date.  Distribution elections on post-409A accounts may only be changed if (a) the new election is made at least 12 months before the first scheduled payment; (b) the distribution or first installment is delayed at least five years from the originally scheduled payment date; and (c) the new election is not effective until at least 12 months have elapsed.  Participants can receive an early distribution of grandfathered balances, less a withdrawal penalty equal to 10% of the participant’s total grandfathered balance.  In the event of an unforeseeable emergency, executives and directors may receive a distribution from grandfathered balances and/or post-409A accounts, to the extent necessary to meet the emergency and resulting income tax and penalties, subject to certain limitations outlined in the plan.

Potential Post-Employment Payments
The named executive officers are entitled to certain compensation in the event of termination of such executive’s employment.  This section discusses these post-employment payments, assuming separation from employment on December 31, 2009.

Severance Pay and Benefit Continuation
We do not have an employment contract with any named executive officer.  Therefore, no severance benefit is payable and there is no continuation of benefit coverage in the event of a named executive officer’s voluntary or involuntary termination, retirement, disability, or death.  Severance and benefit continuation are available in the event of a change in control as discussed in the Potential Post-Employment Payments table presented later in this section.

Vested Equity Awards
Vested stock option grants are outlined in the Outstanding Equity Awards at Fiscal Year End Table earlier in this Proxy Statement.  A named executive officer may exercise his vested stock options at any time through his separation from employment date.  The right to exercise vested stock options is forfeited following his separation from employment for all reasons other than retirement and death.

In the event of the death of the named executive officer, the right to exercise vested stock option grants would transfer to the named executive officer’s estate and would expire on the three year anniversary of the date of death.

In the event of retirement, the named executive officer would have the right to exercise vested nonqualified stock options for three years following retirement and vested incentive stock options for 90 days following retirement.  Mr. Treanor commenced retirement benefits on November 1, 2009.  Mr. Warren is the only named executive officer who is eligible to retire on December 31, 2009.

Information regarding the effect on unvested equity grants in a separation from employment is discussed in the Potential Post-Employment Payments Table and accompanying footnotes presented later in this section.

Retirement Benefits Payable
In the event of any separation from employment on December 31, 2009, Messrs. Warren and Devault would be entitled to their vested benefit in the Pension Plan, Supplemental Pension Plan, and Executive Pension Plan (collectively, the “Defined Benefit Retirement Plans”), as applicable.  Mr. Devault would forfeit his right to the benefit of the Magic 85 Provision under the Pension Plan.  Mr. Daukas is not vested, and, therefore, would forfeit all benefits under the Defined Benefit Retirement Plans including any benefits to his surviving spouse.  Mr. Treanor commenced early retirement benefits under the Pension Plan and the Executive Pension Plan effective November 1, 2009.  Mr. MarcAurele and Ms. Senak are not eligible to participate in the Defined Benefit Retirement Plans.

Retirement benefits are not enhanced in the event of any named executive officer’s voluntary or involuntary termination, retirement or death on December 31, 2009.

In the event of a change in control, vested named executive officers receive an enhanced benefit in the form of additional years of benefit service under the Pre-2009 Change in Control Agreements as described earlier.  The value of this enhancement is outlined in the Potential Post-Employment Payments Table presented later in this section.  Mr. Warren has qualified for the maximum benefit under the Executive Pension Plan, and therefore, would not receive an enhanced benefit as a result of the crediting of additional months of benefit accrual in the event of a change in control.

The following table outlines the annual benefits available under the Defined Benefit Retirement Plans, assuming separation from service on December 31, 2009 under various termination scenarios:

		Annual Benefit Payable under Defined Benefit Retirement Plans (a)
Named Executive Officer	Retirement Plan	Voluntary or Involuntary Termination	Retirement (b)	Death Benefit Payable to Surviving Spouse		Change in Control (c)
John C. Warren	Pension Plan	$51,693	$51,693	$22,691	(d)	$51,693
	Executive Pension Plan	$212,787	$212,787	$106,393	(e)	$212,787
David V. Devault	Pension Plan	$42,729	$42,729	$19,228	(d)	$42,729
	Supplemental Pension Plan	$9,947	$9,947	$4,476	(d)	$14,495
Galan G. Daukas	Pension Plan	$0	$0	$0		$0
	Supplemental Pension Plan	$0	$0	$0		$0
John F. Treanor (f)	Pension Plan	n/a	$29,404	n/a		n/a
	Executive Pension Plan	n/a	$59,071	n/a		n/a

(a)
Unless otherwise noted, amount reflects annual benefit payable in the normal form at age 65 and immediately for Messrs. Warren and Mr. Devault who were retirement-eligible on December 31, 2009.  The normal form is a life annuity under the Pension Plan and Supplemental Pension Plan, and is a 50% joint and survivor annuity with 120 guaranteed monthly payments under the Executive Pension Plan.  The Executive Pension Plan further provides for 120 guaranteed monthly payments in the normal form under the Pension Plan commencing upon the executive’s death after age 55, offset by actual payments under that plan.

(b)
We consider retirement as separation from service after age 65 or after age 55 with ten years of service.  Messrs. Warren and Devault are the only named executive officer who were eligible to retire on December 31, 2009.

(c)
Assumes change in control and immediate termination under a triggering event as described under the heading “Compensation Discussion and Analysis - Change in Control Agreements” earlier in this Proxy Statement.

(d)
Amount reflects annual pre-retirement death benefit equal to 50% of the qualified 50% joint and survivor annuity.  Benefit is payable to the surviving spouse from the executive’s 65th birthday unless the executive is retirement-eligible in which case it is payable immediately, and adjusted for early commencement of benefits.

(e)
Amount reflects annual pre-retirement death benefit equal to 50% of the qualified 50% joint and survivor annuity with 120 guaranteed monthly payments.  Benefit is payable to the surviving spouse immediately, and reflects a reduction for such early commencement.  Amounts reflect offsets to the Executive Pension Plan as outlined in the Pension Benefits Table and accompanying footnotes earlier in this Proxy Statement.

(f)
Mr. Treanor commenced early retirement benefits under the Pension Plan and the Executive Pension Plan as of November 1, 2009.  Amount reflects the actual amount and form of benefit elected which was the 66 2/3 joint and survivor option under the Pension Plan and the 66 2/3 joint and survivor option with 120 guaranteed monthly payments under the Executive Pension Plan.  Payment of Mr. Treanor’s retirement benefits under the Executive Pension Plan has been delayed for six months in accordance with Internal Revenue Code Section 409A.

_______________________

Nonqualified Deferred Compensation Plan
Obligations under the Nonqualified Deferred Compensation Plan generally would become payable in a lump sum in the January following the separation from employment, subject to the six-month delay imposed under Section 409A of the Internal Revenue Code.  A separation from service for Mr. Warren would be deemed a retirement and any plan balance would be paid according to the executive’s distribution election under the plan.  The aggregate balance of the obligations under this plan is detailed in the Nonqualified Deferred Compensation Table earlier in this Proxy Statement.  Plan balances represent accrued liabilities for amounts earned and are not enhanced for any voluntary or involuntary termination.

The following table presents potential post-employment payments assuming separation from service on December 31, 2009 under various termination scenarios.

POTENTIAL POST EMPLOYMENT PAYMENTS

Named Executive Officer	Type of Payment	Involuntary or Voluntary Termination	Retirement (a)	Death	Permanent Disability	Change in Control (b)
John C. Warren	Severance (c)	$0	$0	$0	$0	$2,055,000
	Intrinsic Value of Accelerated Equity (d)(e)	$0	$91,374	$111,683	$91,374	$111,683
	Value of Increased Retirement Benefits (f)	$0	$0	$0	$0	$0
	Health Benefits (g)	$0	$0	$0	$0	$29,894
	Gross Up (h)	$0	$0	$0	$0	$0
	Total	$0	$91,374	$111,683	$91,374	$2,196,577
Joseph J. MarcAurele	Severance (c)(i)	$0	$0	$0	$0	$1,132,887
	Intrinsic Value of Accelerated Equity (d)	$0	$0	$109,060	$0	$109,060
	Value of Increased Retirement Benefits (f)	$0	$0	$0	$0	$0
	Health Benefits (g)	$0	$0	$0	$0	$29,350
	Gross Up (h)	$0	$0	$0	$0	$0
	Total	$0	$0	$109,060	$0	$1,271,297
David V. Devault	Severance (c)	$0	$0	$0	$0	$568,000
	Intrinsic Value of Accelerated Equity (d)	$0	$10,906	$21,812	$0	$21,812
	Value of Increased Retirement Benefits (f)	$0	$0	$0	$0	$59,104
	Health Benefits (g)	$0	$0	$0	$0	$25,322
	Gross Up (h)	$0	$0	$0	$0	$0
	Total	$0	$10,906	$21,812	$0	$674,238
Galan G. Daukas	Severance (c)	$0	$0	$0	$0	$1,125,814
	Intrinsic Value of Accelerated Equity (d)	$0	$0	$31,160	$0	$109,060
	Value of Increased Retirement Benefits (f)	$0	$0	$0	$0	$0
	Health Benefits (g)	$0	$0	$0	$0	$25,353
	Gross Up (h)	$0	$0	$0	$0	$0
	Total	$0	$0	$31,160	$0	$1,260,227
Brenda H. Senak	Severance (c)	$0	$0	$0	$0	$160,000
	Intrinsic Value of Accelerated Equity (d)	$0	$0	$18,805	$0	$18,805
	Value of Increased Retirement Benefits (f)	$0	$0	$0	$0	$0
	Health Benefits (g)	$0	$0	$0	$0	$1,700
	Gross Up (h)	$0	$0	$0	$0	$0
	Total	$0	$0	$18,805	$0	$180,505
John F. Treanor	Severance (c)	$0	$0	$0	$0	$0
	Intrinsic Value of Accelerated Equity (d)(j)	$0	$48,702	$0	$0	$0
	Value of Increased Retirement Benefits (f)	$0	$0	$0	$0	$0
	Health Benefits (g)	$0	$0	$0	$0	$0
	Gross Up (h)	$0	$0	$0	$0	$0
	Total	$0	$48,702	$0	$0	$0

(a)
We consider retirement as separation from service after age 65 or after age 55 with ten years of service.  Messrs. Warren and Devault are the only named executive officers who were eligible to retire on December 31, 2009.

(b)
Assumes change in control and immediate termination under a triggering event as described under the heading “Compensation Discussion and Analysis - Change in Control Agreements” earlier in this Proxy Statement.

(c)
Severance payments are based on the salary in effect at December 31, 2009 plus bonus using the multiple described under the heading “Compensation Discussion and Analysis - Change in Control Agreements” earlier in this Proxy Statement.  For Messrs. Warren, Devault, and Daukas, bonus-related severance payments are based on the highest bonus paid during the two years prior to December 31, 2009.  For Mr. MarcAurele and Ms. Senak, bonus-related severance payments are based on the average of the bonuses paid during the three years prior to December 31, 2009.  Bonus for these purposes includes payments under the Annual Performance Plan and the Wealth Management Business Building Incentive Plan, as applicable.

(d)
Reflects the value of accelerated equity based upon market closing price of $15.58 on December 31, 2009, as well as the value of dividend equivalents that would become payable under the performance share unit award grant.  Unvested equity grants are outlined in the Outstanding Equity Awards at Fiscal Year End Table earlier in this Proxy Statement.  All unvested awards would be forfeited upon voluntary or involuntary termination.  All unvested awards would become fully vested upon a change in control.  All unvested awards, except for Mr. Daukas’ restricted stock award, would become vested upon death.  All unvested awards for Messrs. Warren and Devault would be vested on a pro-rated basis upon retirement.  The performance share unit award for Mr. Warren would be vested on a pro-rated basis upon permanent disability.

(e)
For purposes of this table, we have assumed that the Corporation’s performance versus that of the peer group during the performance measurement period placed it at a percentile ranking of 55.2, resulting in a 110.4% award to Mr. Warren.  This estimate is based on final peer group performance for 2008 and estimated peer group performance for 2009 based on preliminary earnings releases.  Actual results may be different.

(f)
Reflects the increase in retirement benefits resulting from the additional months of benefit accrual provided for the Supplemental Pension Plan and the Executive Pension Plan under the Change in Control Agreements. Mr. Warren has qualified for the maximum benefit under the Executive Pension Plan and, therefore, would not receive an enhanced benefit as a result of crediting of additional months of benefit accrual.  Mr. Daukas is not vested in the Defined Benefit Retirement Plans, and, therefore, would not benefit from additional months of benefit service upon a change in control.  Mr. MarcAurele and Ms Senak are not eligible to participate in the Defined Benefit Retirement Plans.

(g)	Reflects the value of health benefits based upon actual 2010 carrier premiums, increased by 8% for years 2 and 3, as applicable.

(h)	Additional payment to cover the impact of the 20% excise tax imposed by Section 280G of the Internal Revenue Code.

(i)	The severance payment for Mr. MarcAurele has been reduced by $67,113 to reflect the mandatory Section 280G cutback provision in his agreement.

(j)
Amount reflects the value of accelerated equity received by Mr. Treanor as a result of his retirement on October 16, 2009.  This amount is also included in the Option Exercises and Stock Vested Table earlier in this Proxy Statement.

_______________________

Director Compensation
We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Corporation’s Board.  Annually, the compensation consultant provides a report on the competitiveness and effectiveness of our director compensation program.  In setting director compensation, we consider the role of the directors, amount of time that directors expend in fulfilling their duties as well as the expertise required of Board members.

Cash Compensation Paid to Board Members
For the year ended December 31, 2009, non-employee members of our Board received an annual cash retainer of $20,000.  The person serving as both the chair of the Nominating Committee and the Executive Committee received a combined additional annual retainer of $8,000; the chairperson of the Audit Committee received an additional annual retainer of $8,000; and the chairperson of the Compensation Committee received an additional annual retainer of $4,000.  All retainers are paid in quarterly installments.

All members of the Corporation’s Board are also members of the Bank’s Board.  Members of the Bank’s Board did not receive any additional retainer for their involvement in the Bank’s Board, except the chairperson of the Bank’s Trust Committee, who received an additional annual retainer of $4,000.

Non-employee directors receive additional compensation for their attendance at meetings as outlined below:

Meeting	Meeting Fee	Fee for Attending Telephonically
Meetings of the Corporation’s Board	$1,000	n/a
Meetings of the Bank’s Board	$1,000 (a)	n/a
Audit Committee Meetings	$900	$800
All Other Committee Meetings	$800 (b)	$700

(a)	For meetings of the Corporation’s Board and the Bank’s Board held on the same day, as is the general practice, non-employee directors were paid for only one meeting.

(b)	Committee chairpersons who do not receive an additional retainer for service as chairperson received an additional $200 per committee meeting.

Equity Compensation Paid to Directors
In order to align Board interests with shareholders, non-employee directors typically receive an annual equity grant.  In determining the form of equity to be granted, the Compensation Committee considers many factors including the ability to drive corporate performance, tax and accounting treatment and the impact on dilution.  In 2005, the Compensation Committee concluded that restricted stock units would provide an equally motivating form of equity compensation while permitting us to issue fewer shares, thereby reducing potential dilution.

As discussed earlier, no equity grants were awarded to directors during 2009.  We strongly believe that equity compensation is an important component of total compensation, and expect to make equity grants to directors in 2010 and beyond.

Retirement Plans
Directors are not eligible to participate in any defined benefit plan maintained by the Corporation or the Bank.  Directors are eligible to defer 100% of retainers and meeting fees into the Nonqualified Deferred Compensation Plan.  Directors are not eligible for company contributions.  Provisions regarding types of accounts, investment measurements, form and timing of payments, and distributions that apply to employees also apply to directors.  Retirement for directors is defined in the Nonqualified Deferred Compensation Plan as termination of directorship after attainment of age 55.

Welfare Benefit Plans
Directors are not eligible for medical, dental, life or disability insurance at our expense.  Directors may obtain coverage under the Bank’s group medical and dental insurance plans at their own expense.

Director Summary Compensation Table
Directors who are employees receive no additional compensation for Board service.  The compensation received by the employee directors as employees of the Corporation is shown in the Summary Compensation Table earlier in this Proxy Statement.  As a result of his retirement on October 16, 2009, Mr. Treanor became classified as a ‘non-employee director’ and therefore, began receiving compensation for Board service.

The following table summarizes the compensation paid to non-employee directors for the fiscal year ended December 31, 2009.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($) (a)	Stock Awards ($) (b)	Option Awards ($) (c)	Non-Equity Incentive Plan Compensation ($)	Total ($) (d)
Gary P. Bennett	$67,300	-	-	-	$67,300
Steven J. Crandall	$49,400	-	-	-	$49,400
Larry J. Hirsch, Esq. (e)	$19,800	-	-	-	$19,800
Barry G. Hittner, Esq.	$67,300	-	-	-	$67,300
Katherine W. Hoxsie, CPA	$70,600	-	-	-	$70,600
Mary E. Kennard, Esq. (f)	$35,200	-	-	-	$35,200
Edward M. Mazze, Ph.D.	$50,800	-	-	-	$50,800
Kathleen E. McKeough	$67,500	-	-	-	$67,500
Victor J. Orsinger II, Esq.	$64,800	-	-	-	$64,800
H. Douglas Randall, III	$56,900	-	-	-	$56,900
Patrick J. Shanahan, Jr.	$58,700	-	-	-	$58,700
Neil H. Thorp	$67,400	-	-	-	$67,400
John F. Treanor	$10,033	-	-	-	$10,033

(a)	Total reflects fees and retainers earned. During 2009, Directors, Hirsch, Hoxsie, and Thorp deferred $3,000; $7,060; and $14,480, respectively, into the Nonqualified Deferred Compensation Plan.

(b)	There were no stock grants to non-employee directors during 2009.

(c)	There were no stock option grants to non-employee directors during 2009.

(d)	There is no Other Income, change in pension value, nor Nonqualified Deferred Compensation Plan earnings required to be disclosed in this table.

(e)	Mr. Hirsch retired from the Corporation’s Board on April 28, 2009.

(f)	Ms. Kennard resigned from the Corporation’s Board on December 31, 2009.

_______________________

The following table sets forth information with respect to the directors concerning outstanding stock option awards and unvested stock awards as of December 31, 2009.  Outstanding stock option awards and unvested stock awards for Mr. Treanor were presented earlier in this Proxy Statement.

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (Unexercisable)	Option Exercise Price ($)	Number of Shares or Units of Stock That Have Not Vested (#)
Gary P. Bennett	4/25/2000	2,000	-	$15.50
	4/24/2001	2,000	-	$17.85
	4/23/2002	2,000	-	$20.23
	4/29/2003	2,000	-	$20.62
	4/27/2004	2,000	-	$27.56
	4/14/2008				600

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (Unexercisable)	Option Exercise Price ($)	Number of Shares or Units of Stock That Have Not Vested (#)
Steven J. Crandall	4/25/2000	2,000	-	$15.50
	4/24/2001	2,000	-	$17.85
	4/23/2002	2,000	-	$20.23
	4/29/2003	2,000	-	$20.62
	4/27/2004	2,000	-	$27.56
	4/14/2008				600
Larry J. Hirsch, Esq.	4/24/2001	1,000	-	$17.85
	4/23/2002	2,000	-	$20.23
	4/29/2003	2,000	-	$20.62
	4/27/2004	2,000	-	$27.56
Barry G. Hittner, Esq.	4/27/2004	2,000	-	$27.56
	4/14/2008				600
Katherine W. Hoxsie, CPA	4/25/2000	2,000	-	$15.50
	4/24/2001	2,000	-	$17.85
	4/23/2002	2,000	-	$20.23
	4/29/2003	2,000	-	$20.62
	4/27/2004	2,000	-	$27.56
	4/14/2008				600
Mary E. Kennard, Esq.	(a)	-	-	-	-
Edward M. Mazze, Ph.D.	4/23/2002	1,500	-	$20.23
	4/29/2003	2,000	-	$20.62
	4/27/2004	2,000	-	$27.56
	4/14/2008				600
Kathleen E. McKeough	4/27/2004	2,000	-	$27.56
	4/14/2008				600
Victor J. Orsinger II, Esq.	4/24/2001	1,000	-	$17.85
	4/23/2002	2,000	-	$20.23
	4/29/2003	2,000	-	$20.62
	4/27/2004	2,000	-	$27.56
	4/14/2008				600
H. Douglas Randall, III	4/25/2000	2,000	-	$15.50
	4/24/2001	2,000	-	$17.85
	4/23/2002	2,000	-	$20.23
	4/29/2003	2,000	-	$20.62
	4/27/2004	2,000	-	$27.56
	4/14/2008				600
Patrick J. Shanahan, Jr.	4/23/2002	2,000	-	$20.23
	4/29/2003	2,000	-	$20.62
	4/27/2004	2,000	-	$27.56
	4/14/2008				600
Neil H. Thorp	4/25/2000	2,000	-	$15.50
	4/24/2001	2,000	-	$17.85
	4/23/2002	2,000	-	$20.23
	4/29/2003	2,000	-	$20.62
	4/27/2004	2,000	-	$27.56
	4/14/2008				600

(a)	Ms. Kennard’s outstanding stock option awards and unvested stock awards were forfeited effective with her resignation on December 31, 2009.

_______________________

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The Compensation Committee members are currently directors Bennett (Chairperson), Mazze, McKeough and Orsinger.  We are not aware of any compensation committee interlocks or relationships involving our executive officers or members of the Corporation’s Board requiring disclosure in this Proxy Statement.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee is responsible for providing independent, objective oversight of our accounting functions and internal controls.  In connection with its responsibilities, the Audit Committee (1) reviewed the scope of the overall audit plans of both the internal audit staff and the independent registered public accounting firm; (2) evaluated the results of audits performed by the internal audit staff and independent registered public accounting firm that included but were not limited to accounting issues and internal controls; (3) assessed the action that has been taken by management in response to the audit results; and (4) appraised the effectiveness of the internal and independent audit efforts.  The Audit Committee also assesses actions taken by management in connection with the internal control documentation and testing of internal controls over financial reporting and management’s assertions related thereto in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, as amended, and the related reports of the independent registered public accounting firm on these matters.

In addition, the Audit Committee has:

▪	Reviewed and discussed the audited financial statements with management;

▪	Discussed with KPMG LLP, its independent registered public accounting firm, the matters required to be discussed by SAS 61, as amended; and

▪
Received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP the independent registered public accounting firm’s independence.

Based on the review and discussions above, the Audit Committee recommended to the Corporation’s Board that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

The foregoing report has been furnished by the members of the Audit Committee:

Katherine W. Hoxsie, CPA (Chairperson)	Edward M. Mazze, Ph.D.
Steven J. Crandall	Kathleen E. McKeough
Barry G. Hittner, Esq.	Patrick J. Shanahan, Jr.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
During the years ended December 31, 2009 and December 31, 2008, we paid the following fees to KPMG LLP:

	2009	2008
Audit fees (a)	$605,500	$585,000
Audit-related fees	0	0
Tax fees (b)	49,800	47,900
All other fees	0	0
Total fees paid to KPMG LLP	$655,300	$632,900

(a)
Consists of annual audit of consolidated and subsidiary financial statements including Sarbanes-Oxley attestation, reviews of quarterly financial statements and other services provided by KPMG LLP in connection with statutory and regulatory filings.

(b)	Consists of tax return preparation, tax compliance and tax advice.

The Audit Committee has adopted a policy whereby engagement of the independent registered public accounting firm for audit services and for non-audit services shall be pre-approved by the Audit Committee, subject to the de minimus exception described in Section 10A(i)(1)(B) of the Exchange Act for non-audit services.  During 2009 the Audit Committee pre-approved 100% of the Audit fees, Audit-related fees, Tax fees and All other fees.

The Audit Committee has considered whether the provision of the services identified under the headings “Audit-related fees,” “Tax fees” and “All other fees” is compatible with maintaining KPMG LLP’s independence and has determined that provision of such services is consistent with maintaining the principal auditor’s independence.

INDEBTEDNESS AND OTHER TRANSACTIONS
The Bank has had transactions in the ordinary course of business, including borrowings, with certain of our directors and executive officers and their associates, all of which were made on substantially the same terms, including interest rates (except that executive officers and all other employees are permitted a modest interest rate benefit on first mortgages secured by a primary residence and other consumer loans) and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features when granted.  Similar transactions may be expected to take place in the ordinary course of business in the future.  The aggregate extensions of credit outstanding at December 31, 2009 to all directors, executive officers and their related interests amounted to $5,228,000 in the aggregate.  Any such transaction presently in effect with any director or executive officer is current as of this date, and is in compliance with Regulation O.

Patrick J. Shanahan, Jr., a director, was the former Chairman and Chief Executive Officer of First Financial Corp. prior to its acquisition by us in 2002.  In connection with such acquisition, we agreed to (1) provide Mr. Shanahan with health insurance benefits under our health plan until he attains age 65, and (2) assume the obligation to provide Mr. Shanahan with a supplemental retirement benefit equal to monthly installments of $20,854 payable for the life of Mr. Shanahan with a 50% spousal survivor benefit.  These benefits do not impair Mr. Shanahan’s independence under the listing standards of NASDAQ and the rules of the SEC.

POLICIES AND PROCEDURES FOR RELATED PARTY TRANSACTIONS
We conduct annual procedures, including the use of a written survey form, to (i) identify parties related to directors and executive officers and (ii) document the existence and terms of any related party transactions.  As indicated previously, the approval of loan transactions involving directors, executive officers and their related interest is governed by the provisions of Regulation O.  All other transactions involving directors and executive officers are reviewed annually by the Corporation’s Board.  The purpose of the review is to determine that such transactions are conducted on terms not materially less favorable than what would be usual and customary in transactions between unrelated persons and, in the case of transactions involving directors, to determine whether such transactions affect the independence of a director in accordance with the relevant rules and standards issued by the SEC and NASDAQ.  We do not maintain a formal written policy concerning the aforementioned procedures.  Our Code of Ethics provides guidance on business relations between us and our directors, officers and employees.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities (collectively, “Insiders”) to file reports of ownership and changes in ownership with the SEC.  Insiders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.  Based solely upon a review of the copies of such reports furnished to us, and on written representations from certain reporting persons, we believe that during 2009, all Section 16(a) filing requirements applicable to its Insiders were complied with, with the following exception: David W. Wallace, a beneficial owner of more than 10% of the Corporation’s stock, did not timely file one Form 4 with respect to two transactions.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL NO. 2)
The ratification of the Audit Committee’s decision to retain KPMG LLP to serve as our independent registered public accounting firm to audit the Corporation’s consolidated financial statements for the current fiscal year ending December 31, 2010 will be submitted to our shareholders at the Annual Meeting.  Representatives of KPMG LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to answer appropriate questions.  Action by shareholders is not required by law in the appointment of the independent registered public accounting firm, but their appointment is submitted by the Audit Committee in order to give our shareholders a voice in the designation of our independent registered public accounting firm.  If the appointment is not ratified by the affirmative vote of holders of a majority of the shares of common stock represented in person or by proxy at the Annual Meeting and entitled to vote thereon (provided that a quorum is present), the Audit Committee will reconsider its choice of KPMG LLP as our independent registered public accounting firm.

The Board of Directors unanimously recommends that shareholders vote “FOR” this proposal.

SHAREHOLDER PROPOSALS
Any shareholder who wishes to submit a proposal for presentation to the 2011 Annual Meeting of Shareholders must submit the proposal to the Corporation, 23 Broad Street, Westerly, Rhode Island 02891, Attention: Chief Executive Officer, not later than November 12, 2010 for inclusion, if appropriate, in our proxy statement and the form of proxy relating to the 2011 Annual Meeting of Shareholders.  Any proposal submitted after November 12, 2010 will be considered untimely.  Such a proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement.  Proxies solicited by the Corporation’s Board will confer discretionary voting authority with respect to shareholder proposals, other than proposals to be considered for inclusion in our proxy statement described above, that we receive at the above address after January 26, 2011.

In addition, in order for a nominee to be considered at an Annual Meeting, our Restated Articles of Incorporation, as amended, provide that director nominations may be submitted by any shareholder entitled to vote for the election of directors provided that advance written notice of such proposed nomination, with appropriate supporting documentation as required by our Restated Articles of Incorporation, is received by our Secretary not less than 14 days nor more than 60 days prior to any meeting of the shareholders called for the election of directors at which such shareholder is present by person or by proxy; provided, however, that if fewer than 21 days notice of the meeting is given to shareholders, such written notice of such proposed nomination must be received by our Secretary not later than the close of the 10th day following the day on which notice of the meeting was mailed to shareholders.  For this Annual Meeting, such proposals must be received by the Corporation not earlier than February 26, 2010 and not later than April 13, 2010.

HOUSEHOLDING OF PROXY MATERIALS
In accordance with the notice we provided in the 2008 Proxy Statement, we are sending only one annual report and proxy statement to multiple shareholders sharing an address unless we have received contrary instructions from you or any shareholder at that address.  This practice, known as “householding,” is designed to reduce the costs to the Corporation of preparing and mailing duplicate materials as well as to reduce the volume of duplicate information received at one household.  However, if you reside at such an address and wish to receive a separate annual report or proxy statement, you may contact our transfer agent, American Stock Transfer & Trust Company, to “opt-out” or revoke your consent.  If you “opt-out” or revoke your consent to householding, each shareholder residing at your address will receive individual copies of our proxy statement and annual report.  If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting American Stock Transfer & Trust Company.  American Stock Transfer & Trust Company can be contacted by telephone at 800-852-0354 and by mail at 59 Maiden Lane, Plaza Level, New York, New York 10038.

If you wish to request separate copies free of charge of an annual report or proxy statement, please send your request to Elizabeth B. Eckel, Senior Vice President, Marketing, Washington Trust Bancorp, Inc., P.O. Box 512, Westerly, Rhode Island 02891, or call our Investor Relations Department at 401-348-1566 or visit our website at www.washtrust.com.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS
Any shareholder desiring to send communications to the Corporation’s Board, or any individual director, may forward such communication to our Secretary at our offices at 23 Broad Street, Westerly, Rhode Island 02891.  The Secretary will collect all such communications and forward them to the Corporation’s Board and any such individual director.

FINANCIAL STATEMENTS
Our financial statements are contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which has been provided to our shareholders concurrently herewith.  Such report and the financial statements contained in our Annual Report on Form 10-K are not to be considered as a part of this soliciting material.

OTHER BUSINESS
Management knows of no matters to be brought before the Annual Meeting other than those referred to in this Proxy Statement, but if any other business should properly come before the meeting, the persons named in the proxy intend to vote in accordance with their best judgment.

INCORPORATION BY REFERENCE
To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any filing by the Corporation under the Securities Act of 1933, as amended, or the Exchange Act, the sections of the Proxy Statement entitled “Compensation Committee Report,” and “Report of the Audit Committee” shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

ANNUAL REPORT ON FORM 10-K
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC, is available on our website at www.washtrust.com under Investor Relations – SEC Filings.  Copies are also available without charge upon written request addressed to Elizabeth B. Eckel, Senior Vice President, Marketing, Washington Trust Bancorp, Inc., P.O. Box 512, Westerly, Rhode Island 02891-0512.

EXPENSE OF SOLICITATION OF PROXIES
The cost of solicitation of proxies, including the cost of reimbursing brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and Proxy Statements to their principals, will be borne by the Corporation.  Solicitation may be made in person or by telephone or telegraph by officers or regular employees of the Corporation, who will not receive additional compensation therefore.  In addition, we have retained Morrow & Co., LLC to assist in the solicitation of proxies for a fee of $6,000 plus customary expenses.

REGARDLESS OF THE NUMBER OF SHARES YOU OWN,
YOUR VOTE IS IMPORTANT TO THE CORPORATION.

PLEASE COMPLETE, DATE AND SIGN AND PROMPTLY RETURN
THE ENCLOSED PROXY CARD TODAY.  YOU MAY ALSO VOTE
YOUR SHARES THROUGH THE INTERNET OR BY TELEPHONE.

Submitted by order of the Board of Directors,

/s/ David V. Devault

David V. Devault
Secretary

Westerly, Rhode Island
March 11, 2010

ANNUAL MEETING OF SHAREHOLDERS OF

WASHINGTON TRUST BANCORP, INC.

April 27, 2010

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting
To Be Held on April 27, 2010: The Corporation's 2010 Proxy Statement and its Form 10-K
and Annual Report for 2009 are available at www.washtrust.com/proxy.
These documents are also available by calling the Corporation's toll-free number (800) 475-2265 or by contacting Elizabeth B. Eckel, Senior Vice President by email at investor.relations@washtrust.com.

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU INSTRUCT THE PROXIES
TO VOTE “FOR” PROPOSAL NOS. 1 AND 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
1.	The election of five directors, nominated by the Board of Directors, for three year terms, each to serve until their successors are duly elected and qualified;		2.	The ratification of the selection of KPMG LLP as the Corporation's independent registered public accounting firm for the year ending December 31, 2010;	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	m Barry G. Hittner, Esq. m Katherine W. Hoxsie, CPA	3.	Such other business as may properly come before the meeting, or any adjournment thereof.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	m Edward M. Mazze, Ph.D. m Kathleen E. McKeough m John C. Warren
☐	FOR ALL EXCEPT (See instructions below)		The undersigned hereby acknowledges receipt of the accompanying notice of Annual Meeting of Shareholders, the Proxy Statement with respect thereto, and the Corporation’s 2009 Annual Report and hereby revokes any proxy or proxies heretofore given. This proxy may be revoked at any time.

This proxy when properly executed will be voted in the manner directed herein by the shareholder. If no direction is made, this proxy will be voted FOR Proposal Nos. 1 and 2.

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●		PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENEVLOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.
TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THE CARD.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

WASHINGTON TRUST BANCORP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

    The undersigned hereby appoints Victor J. Orsinger II, Joseph M. MarcAurele and John C. Warren, or any one of them, attorneys with full power of substitution to each for and in the name of the undersigned, with all powers the undersigned would possess if personally present to vote the common stock of the undersigned in Washington Trust Bancorp, Inc. at the Annual Meeting of its shareholders to be held at the Granite Theater, 1 Granite Street, Westerly, Rhode Island at 11:00 a.m. (local time) on Tuesday, April 27, 2010 or any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the shareholders. If no direction is made, this proxy will be voted FOR Proposal Nos. 1 and 2.

PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on the reverse side)
COMMENTS: